UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

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HARSCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016 Annual Meeting

of Stockholders

and Proxy Statement

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

Invitation to Attend 2016 Annual Meeting of Stockholders

Tuesday, April 26, 2016

9:00 a.m., Eastern Time

Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania

Dear Fellow Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”), which will be held on Tuesday, April 26, 2016, beginning at 9:00 a.m., Eastern Time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania.

Information about the business to be conducted at the Annual Meeting, including a listing and discussion of the various matters on which you will be asked to act, can be found in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important to us, and I encourage you to vote your shares whether or not you plan to attend the Annual Meeting. There are several ways in which you can vote your shares, including via the Internet, by telephone, or by signing, dating and returning your Proxy Card. Specific information about each of these voting methods can be found beginning on page 6 of the Proxy Statement.

I hope you will be able to attend this year’s Annual Meeting, and I look forward to greeting as many of you as possible. On behalf of my fellow members of the Board of Directors, I want to thank you in advance for voting and for your continued support of the Company.

Sincerely, F. Nicholas Grasberger, III President & Chief Executive Officer

March 11, 2016

i

(continued)

ii

350 Poplar Church Road

Camp Hill, PA 17011 USA

Notice of 2016 Annual Meeting of Stockholders

Tuesday, April 26, 2016

9:00 a.m., Eastern Time

Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Harsco Corporation (the “Company”) will be held on Tuesday, April 26, 2016, beginning at 9:00 a.m., Eastern Time, at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania. The purposes of the meeting are as follows:

1.	To elect the eight nominees named in the Proxy Statement to serve as Directors until the 2017 Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2016;
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;
4.	To approve the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan; and
5.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of 2016 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of the Company has fixed the close of business on March 1, 2016 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

This year, the Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many of the Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of 2016 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO. We believe this process allows us to provide our stockholders with the information they need while lowering the costs of printing and distributing proxy materials. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

Your vote is very important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting in person. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your Proxy Card can be found beginning on page 6 of the Proxy Statement.

By order of the Board of Directors,

Russell C. Hochman

Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary

March 11, 2016

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 26, 2016. The Notice of 2016 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), by calling toll-free (800) 652-8683 or by e-mailing kjulian@harsco.com.

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Summary

2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, April 16, 2016
9:00 a.m., Eastern Time

Place:	Hilton Harrisburg
One North Second Street
Harrisburg, Pennsylvania

Record Date:	March 1, 2016

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Matter		Board Vote Recommendation	Page Number with More Information

Proposal 1:	Election of Directors	FOR each nominee	14

Proposal 2:	Ratification of Appointment of Independent Auditors	FOR	31

Proposal 3:	Approval, on an Advisory Basis, of Named Executive Officer Compensation	FOR	78

Proposal 4:	Approval of the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan	FOR	80

This Proxy Summary contains highlights of certain information in this Proxy Statement. Because it is only a summary, it does not contain all the information that you may wish to consider prior to voting. Please review the complete Proxy Statement and the Company’s Annual Report on Form 10-K for additional information.

OUR DIRECTOR NOMINEES

You have the opportunity to vote on the election of the following eight nominees for Director. Additional information regarding each Director nominee’s experience, skills and qualifications to serve as a member of the Company’s Board of Directors can be found on pages 15 – 18.

Name	Age	Years on Board	Position	Independent	Committee Memberships*#
James F. Earl	59	4	Executive Vice President of GATX Corporation	Yes	Audit MD&C
Kathy G. Eddy	65	12	Founding Partner of McDonough, Eddy, Parsons & Baylous, AC	Yes	Nominating+
David C. Everitt	63	6	Non-Executive Chairman of the Board of Directors of the Company	Yes	None
Stuart E. Graham	70	7	Chairman of Skanska AB	Yes	MD&C
F. Nicholas Grasberger, III	52	2	President & Chief Executive Officer of the Company	No	None
Terry D. Growcock	70	8	Retired Chairman of the Board of The Manitowoc Company	Yes	MD&C+
Elaine La Roche	66	2	Senior Advisor to China International Capital Corporation US	Yes	Audit Nominating
Phillip C. Widman	61	2	Retired Senior Vice President and Chief Financial Officer of Terex Corporation	Yes	Audit MD&C

*	MD&C = Management Development and Compensation Committee
Nominating = Nominating and Corporate Governance Committee

#	Reflects Committee Memberships as of March 11, 2016.
+	Indicates Committee Chair as of March 11, 2016

GOVERNANCE HIGHLIGHTS

Board Composition

•     8 Director nominees; 7 are independent

•     Average age of Director nominees is 63

•     Average tenure of Director nominees is 5.4 years

•     4 new Directors in last 5 years

•     Highly qualified Directors reflect broad mix of business backgrounds, skills and experiences

Corporate Governance

•     Separate Non-Executive Chairman and CEO roles

•     3 fully independent Board committees

•     Executive session of independent Directors held at each regularly-scheduled Board meeting

•     Declassified Board – all Directors elected annually

•     By-laws provide a resignation requirement if a Director does not receive majority approval in uncontested election (subject to acceptance by Board)

•     Restated Certificate of Incorporation provides for majority voting in uncontested elections of directors

•     Formal policy on Board diversity

•     Mandatory retirement age of 72

•     Annual Board and committee self-assessments

•     Bi-Annual evaluation of individual Director performance

•     Corporate Governance Principles limit Director membership on other public company boards

•     Strong clawback and anti-hedging policies

•     Significant share ownership requirements for Directors and senior executives

•     Active role in risk oversight

•     Annual advisory vote on named executive officer compensation

•     On average, Directors attended 97% of Board and committee meetings held in 2015

EXECUTIVE COMPENSATION HIGHLIGHTS

Our executive compensation program is intended to provide competitive compensation based on performance and contributions to the Company, to incentivize, attract and retain key executives, to align the interests of our key executives with the interests of stockholders, and to drive long-term stockholder value. To achieve these objectives, our executive compensation program includes the following key features:

•	We Pay for Performance by aligning our total compensation with business strategies to reward executives who achieve or exceed applicable Company and business unit goals

¡	At target performance levels, 2015 variable compensation represented 81% of our President & Chief Executive Officer’s (“CEO”) total compensation and, on average, 65% of total compensation for our other named executive officers (“NEOs”)

¡	Payouts under our 2015 annual incentive plan were 100% performance based – all NEOs had at least 50% of their annual incentive tied to Harsco Consolidated results – and payouts varied based upon performance achievement

¡	One-third of the equity awards granted to NEOs in 2015 were in the form of performance share units, which may be earned based on achievement of pre-determined performance goals

•	We Pay Competitively by setting total target compensation at the median of our defined market for talent

¡	We regularly review and, as appropriate, make changes to our compensation peer group to ensure it is representative of our market for talent, our business portfolio and our global footprint

¡	We provide competitive benefits and perquisites to our NEOs

•	We Align Our Compensation Programs with Stockholder Interests by providing a significant amount of each NEO’s compensation opportunity in the form of equity and requiring NEO stock ownership

¡	Our 2015 long-term incentive plan was comprised entirely of equity-based vehicles (restricted stock units, stock appreciation rights and performance share units)

¡	Stock ownership requirements for our current NEOs ranged from three times (for NEOs other than our President & CEO) to six times salary (for our President & CEO)

NEO Total Target Compensation for 2015

Compensation Element	% of Total (CEO)	% of Total (All Other NEOs)	Description	Cash	Equity
Base Salary	19	35	Fixed annual cash amount	✓
Annual Incentive (AIP Awards)	21	26	Variable, Performance-based annual cash payment	✓
Long-Term Incentive (LTIP Awards)	60	39	Variable, time- and performance-based annual equity award grant with three-year vesting		✓

350 Poplar Church Road

Camp Hill, PA 17011 USA

Proxy Statement

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Harsco Corporation (the “Company,” “we” or “us”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hilton Harrisburg, One North Second Street, Harrisburg, Pennsylvania, on Tuesday, April 26, 2016, beginning at 9:00 a.m., Eastern Time.

Should you wish to obtain directions to the Hilton Harrisburg in order to attend the Annual Meeting and vote in person, contact Kenneth D. Julian, Senior Director – Corporate Communications, by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com

The Notice of 2016 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and the Letter from our CEO are available free of charge at www.envisionreports.com/hsc (for registered stockholders) or www.edocumentview.com/hsc (for all other stockholders), by calling toll-free (800) 652-8683 or by e-mailing kjulian@harsco.com.

QUESTIONS AND ANSWERS ABOUT THE COMPANY’S ANNUAL MEETING

Q:	Who is entitled to vote at the Annual Meeting?

A:	You can vote if, as of the close of business on March 1, 2016 (the “Record Date”), you were a stockholder of record of the Company’s common stock (“Common Stock”). As of the Record Date, there were 80,094,365 shares of our Common Stock outstanding. Stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on each matter presented for voting at the Annual Meeting. There are no cumulative voting rights.

Q:	How do I vote my shares by proxy?

A:	Most stockholders can vote their shares by proxy in three ways:

•	By Internet – You can vote via the Internet by going to www.envisionreports.com/hsc and following the instructions outlined on that website;

•	By Telephone – In the United States and Canada, you can vote telephonically by calling 1-800-652-8683 (toll free) and following the instructions provided by the recorded message; or

•	By Mail – If you received a paper copy of the proxy materials, you can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card. If you wish to vote by mail but received a Notice of Internet Availability of Proxy Materials in lieu of a paper copy of the proxy materials, you may contact Ken Julian by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com to request that a full packet of proxy materials be sent to your home address. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 15, 2016.

Please see the Notice of Internet Availability of Proxy Materials or the information your bank, broker or other holder of record provided you for more information on these voting options.

Q:	Can I vote in person at the Annual Meeting instead of voting by proxy?

A:	Yes. However, while we encourage all stockholders to attend the Annual Meeting, we encourage you to vote your shares via the Internet, by telephone or by mail prior to the Annual Meeting, even if you plan to attend.

Q:	Can I change or revoke my proxy?

A:	Yes. You may change or revoke your proxy by Internet, telephone or mail prior to 11:59 p.m. Eastern Time on Monday, April 25, 2016. You may also change or revoke your proxy by attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee, only that bank, broker or nominee can revoke your proxy on your behalf.

Q:	What if I am a beneficial owner and do not give instructions to my broker?

A:	As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you received from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted by your broker depends on the proposal being considered. Under the rules of the New York Stock Exchange (“NYSE”), if your broker does not receive voting instructions from you, the broker is entitled to vote your shares on all “routine” proposals being considered, including the ratification of our auditors (Proposal 2). Brokers are not entitled to vote your shares with respect to the election of Directors, the advisory vote on the compensation of the Company’s named executive officers or the proposal to approve the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (Proposals 1, 3 and 4) without your instructions. This is referred to as a broker “non-vote.”

Q:	What if I hold my shares through the Harsco Corporation Savings Plan or the Harsco Retirement Savings & Investment Plan?

A:	If you are a participant in the Harsco Corporation Savings Plan and/or the Harsco Retirement Savings & Investment Plan, you can instruct the Trustee of those plans how to vote the shares of Common Stock that are allocated to your account, if any, by going to www.proxyvote.com and following the instructions outlined in that website or by calling 1-800-690-6903 (toll free) and following the instructions provided by the recorded message. You may also fill out the enclosed voting instruction card and return it pursuant to the instructions set forth on the card.

If you do not instruct the Trustee how to vote your shares, the Trustee will vote them in the same proportion as those shares for which the Trustee did receive voting instructions

Q:	How many shares must be present to conduct the Annual Meeting?

A:	To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present at the meeting, either in person or by proxy. A quorum consists of a majority of the issued and outstanding shares of our Common Stock as of the Record Date.

Q:	What vote is required to pass each of the proposals at the Annual Meeting?

A:	Assuming that a quorum is present:

•	Proposal 1: Election of Directors – nominees for the Board of Directors will be elected if more votes are cast in favor of the nominee then are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

•	Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2016.

•	Proposal 3: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	Proposal 4: Approval of the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan – the affirmative vote of the holders of at least a majority of the shares represented at the Annual Meeting, in person or by proxy, is required to approve the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan.

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on each particular proposal. This occurs when a stockholder withholds a vote or abstains from voting on a proposal, or in the event of a broker non-vote. In accordance with Delaware law and our restated certificate of incorporation and by-laws, broker non-votes will not be treated as votes cast with respect to the election of Directors (Proposal 1) and therefore will not affect the outcome of Director elections. With respect to the approval of the compensation of our named executive officers (Proposal 3), abstentions will be treated as negative votes, but broker non-votes will not have any effect. With respect to the ratification of our auditors (Proposal 2) and the proposal to approve the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (Proposal 4), abstentions will be treated as negative votes.

Q:	What happens if a nominee for Director does not receive majority approval?

A:	Our Restated Certificate of Incorporation provides that, in an uncontested election (that is, an election where the number of Director nominees does not exceed the number of Directors to be elected), each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. In addition, our by-laws provide that if a nominee does not receive more “for” votes than votes “withheld” for his or her election, the Director must tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2017 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Q:	Who counts the votes and how will my shares be voted if I return a proxy but do not submit instructions regarding how to vote on a particular matter?

A:	Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting.

The individuals appointed by the Board to serve as proxies for the Annual Meeting will vote your shares in accordance with the instructions you provide on your proxy card or through your Internet or telephonic vote. If you submit a proxy but do not indicate how your shares should be voted on a particular matter, your shares will be voted as follows:

•	FOR the election as Directors of each of the eight nominees of the Board;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2016;

•	FOR the approval, on an advisory basis, of our named executive officer compensation; and

•	FOR the approval of the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan.

Q:	How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. In addition to solicitation by mail, our employees may solicit proxies personally or by telephone or facsimile, but they will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for their expenses. We have retained Morrow & Co., LLC to assist in the solicitation of proxies at a cost that is not expected to exceed $13,000 plus reasonable out-of-pocket expenses.

THE BOARD OF DIRECTORS

General Oversight

The Board has general oversight responsibility for the Company’s affairs. Although the Board does not have responsibility for day-to-day management of the Company, Board members stay informed about the Company’s business through regular meetings, site visits and other periodic interactions with management. The Board is deeply involved in the strategic planning process for the Company and each of its business divisions. The Board also plays an important oversight role in the Company’s leadership development and succession planning processes.

Composition

The Board is currently comprised of 10 Directors, nine of whom qualify as independent. As part of its efforts to reduce costs across the Company in recognition of current market conditions and consistent with the Company’s decision to explore strategic options for the separation of its Metals & Minerals segment from its Industrial and Rail segments, the Board has determined to reduce its size from 10 to eight members. Henry W. Knueppel and James M. Loree have agreed not to stand for re-election. Upon the expiration of the Board terms of Messrs. Loree and Knueppel at the time of the Annual Meeting, the Board’s size will decrease from 10 to eight members in accordance with the Company’s by-laws.

In accordance with the Board’s Corporate Governance Principles and applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”), the independent Directors regularly meet in executive session. These meetings allow the independent Directors to discuss important issues, including the business and affairs of the Company as well as matters concerning management, without any member of management present. During the 2015 fiscal year, the independent Directors held seven meetings. On average, the group of independent Directors attended 94% of the independent Directors’ meetings held in 2015.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its stockholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and CEO. This approach allows the Board to elect the most qualified Director as Chairman of the Board while also maintaining the ability to separate the Chairman of the Board and CEO roles when necessary or appropriate. For example, as of September 10, 2012, we separated the positions of Chairman of the Board and CEO in light of the fact that our then-recently elected CEO was both new to the Company and had not previously served on a public company board of directors.

Currently, F. Nicholas Grasberger, III serves as our President & CEO, a position he has held since August 1, 2014. In this role, Mr. Grasberger is responsible for managing the day-to-day operations of the Company and for planning, formulating and coordinating the development and execution of our corporate strategy, policies, goals and objectives. Mr. Grasberger is accountable for Company performance and reports directly to the Board.

Effective August 1, 2014, the Board appointed David C. Everitt to serve as the Non-Executive Chairman of the Board. In this role, Mr. Everitt’s responsibilities include the following:

•	serving as a resource to the President & CEO in connection with strategic planning and other matters of strategic importance to the Company;

•	receiving reports from the President & CEO, organizing and facilitating the President & CEO evaluation process and providing ongoing, constructive feedback to the President & CEO;

•	consulting with the President & CEO regarding the Company’s relations and communications with stockholders of the Company, analysts and the investor community;

•	chairing meetings of the Board;

•	setting the schedule and agenda for Board meetings in consultation with the President & CEO;

•	determining the information that is sent to the Board in consultation with the President & CEO;

•	presiding over the executive sessions and other meetings of the independent Directors; and

•	communicating the results of meetings of the independent Directors to the President & CEO and other members of management, as appropriate.

In the event the Board determines that the same individual should serve as both Chairman of the Board and CEO, the Board will establish an independent Lead Director position. The individual serving as Lead Director will be selected by the independent Directors and will have responsibilities similar to those of the Non-Executive Chairman of the Board.

Finally, the Board has established three standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Management Development and Compensation Committee (the “MD&C Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating Committee”). Each of the Audit Committee, MD&C Committee and Nominating Committee is comprised entirely of independent directors.

The Board believes that its current leadership structure provides an appropriate balance among strategy development, operational execution and independent oversight and is therefore in the best interests of the Company and its stockholders.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight
Board

•    Regularly reviews the strategic plans of the Company and each of its business divisions, including risks associated therewith

•    Reviews enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks

•    Conducts annual succession plan reviews to ensure the Company maintains appropriate succession plans for its senior officers

Audit Committee

•    Oversees compliance with legal and regulatory requirements and the Company’s Code of Conduct and Defalcations

•    Oversees financial risks, including risks relating to key accounting policies

•    Oversees the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks

•    Reviews internal controls with the Principal Financial Officer, Principal Accounting Officer and internal auditors

•    Meets regularly with representatives of the independent auditors

MD&C Committee

•    Oversees risks relating to the Company’s compensation programs*

•    Oversees risks relating to the Company’s equity programs*

•    Oversees the process for conducting annual risk assessments of the Company’s compensation policies and practices*

•    Employs an independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs

•    Oversees the Company’s executive management succession planning program

Nominating Committee

•    Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes

•    Evaluates related person transactions

•    Oversees compliance with key corporate governance documents, including the Corporate Governance Principles and the Insider Trading Policy

* Further detail regarding the MD&C Committee’s review of compensation-related risks can be found under the heading “Compensation Policies and Practices as They Relate to Risk Management” on page 57 of this Proxy Statement.

The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure, described in more detail above. The Board believes that its structure – including separate Chairman of the Board and CEO roles, seven independent director nominees (out of eight) and committees comprised entirely of independent Directors – helps to ensure that key strategic decisions made by senior management, up to and including the President & CEO, are reviewed and overseen by independent Directors of the Board.

Experiences, Skills and Qualifications

The Nominating Committee works with the full Board to determine the appropriate characteristics, skills and experiences for the Board as a whole as well as its individual members. While the Nominating Committee has not established minimum criteria for Director candidates, it has established important factors that it considers when evaluating potential candidates. These factors are set forth in the Board’s Corporate Governance Principles and include integrity and strength of character, mature judgment, strategic thinking, demonstrated leadership skills, relevant business experience, experience with international business issues and risk, public company experience, innovation, technology or information technology expertise, brand marketing experience, availability, career specialization, relevant technical skills, time and willingness to perform duties as a director, absence of conflicts of interest, diversity and the extent to which the candidate would fill a present need on the Board. In addition, as explained in more detail below in the section entitled “Diversity,” the Board is committed to a policy of inclusiveness that requires all new Board nominees to be drawn from a pool that includes diverse candidates, with a commitment to seeking out highly qualified women and minority candidates.

In addition to evaluating new Director candidates, the Nominating Committee regularly assesses the composition of the Board in order to ensure it reflects an appropriate balance of knowledge, skills, expertise, diversity and independence. As part of this assessment, each Director is asked to identify and assess the particular experiences, skills and other attributes that qualify him or her to serve as a member of the Board. Based on the most recent assessment of the Board’s composition completed in February 2016, the Nominating Committee and the Board have determined that, in light of the Company’s current business structure and strategies, the Board has an appropriate mix of Director experiences, skills, qualifications and backgrounds.

Set forth below is a general description of the types of experiences and skills the Nominating Committee and the Board believe to be particularly relevant to the Company at this time:

•	Leadership Experience – Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role directors play in overseeing the affairs of large organizations. Seven of the eight nominees are current or former executive officers.

•	International Experience – Given the Company’s global footprint and current focus on growing its presence in emerging markets, directors with experience in markets outside the United States are critical to the Company’s long-term success.

•	Innovation and Technology Experience – In light of the important role of innovation and technology to the Company’s manufacturing businesses, directors with innovation and technology experience add significant value to the Board.

•	General Industrial Experience – Directors that have direct experience with industrial businesses bring key insights to the strategic planning process and provide important practical experience to the Board and management.

•	Brand Marketing Experience – Directors with a proven track record for marketing and growing global brands bring valuable skills that can have a positive impact on the Company’s operational results, especially as it looks to leverage its brand to expand into new markets and territories.

•	Financial Experience – Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to large, multi-national businesses, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each Director and Director candidate to serve as a member of the Board is included in his or her biography.

Diversity

The Board believes that diversity is one of many important considerations in board composition. To ensure the Board is comprised of members with an appropriate mix of characteristics, skills, experiences and backgrounds, the Board has adopted a Board diversity policy, which is set forth in the Board’s Corporate Governance Principles as well as the Nominating Committee’s written charter. Pursuant to the diversity policy, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates.

As noted above, the Nominating Committee evaluates the current composition of the Board from time-to-time to ensure that the Directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Nominating Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating potential Director candidates.

The Board and the Nominating Committee believe that the Company’s current Directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture across the globe. Each of the Company’s current Directors has significant experience working in international environments (including three who have lived and worked outside the United States for significant portions of their careers), and Board member experiences cover a wide range of industries, including manufacturing, rail, accounting, consulting, construction, consumer products, industrial services and education.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of eight Directors, each of whom has been recommended for election by the Board. If elected, the Directors will hold office until the next annual meeting of stockholders or until their successors are elected and qualified, subject to the Board’s resignation requirement (as described in more detail below).

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

•	J. F. Earl,

•	K. G. Eddy,

•	D. C. Everitt,

•	S. E. Graham,

•	F. N. Grasberger, III,

•	T. D. Growcock,

•	E. La Roche, and

•	P. C. Widman.

As discussed above, under the Company’s Restated Certificate of Incorporation, in any uncontested election, each Director nominee must receive the affirmative vote of a majority of the votes cast with respect to his or her election in order to be elected. This is known as a “majority voting standard.” If any Director nominee fails to receive more “for” votes than votes “against” for his or her election, then such Director will be required by the Company’s by-laws to tender his or her resignation to the Board for consideration. The Nominating Committee will then review the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation and publicly disclose its decision within 90 days following certification of the election results. In the event the Board determines not to accept the Director’s resignation, the Board will also disclose the reasons such resignation was rejected. The Director who tendered his or her resignation will not participate in the Nominating Committee’s recommendation or the Board’s decision.

If a Director’s resignation is not accepted by the Board, then the Director who tendered that resignation will continue to serve on the Board until the 2017 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier death, unconditional resignation or removal.

Nominees for Director

Each nominee for election as Director was previously elected by our stockholders. All of the Directors have been recommended for election by the Nominating Committee, and the Board has approved all such recommendations. Each nominee for Director has accepted the nomination and agreed to serve as a Director if elected by the Company’s stockholders.

The information set forth below states the name of each nominee for Director standing for re-election, his or her age (as of March 1, 2016), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director and the committees of the Board on which the individual serves.

Nominees for Election as Directors with Terms Expiring in 2017

James F. Earl	Director since 2012, Age 59

Executive Vice President of GATX Corporation (“GATX”) (one of the world’s leading railcar and locomotive leasing companies) since 2006. President of the GATX Rail International business segment and CEO of American Steamship Company (a division of GATX) since 2012. Chief Operating Officer (“COO”) of GATX from 2006 to 2012. Mr. Earl has served as an executive with GATX since 1988 and prior to that time held management positions with two railroad companies, Soo Line Railroad and Southern Pacific Transportation Company. He is a past recipient of the Norman W. Seip Award for Industry Excellence in the rail finance industry.

With several decades of senior management experience in the rail industry, Mr. Earl contributes to the Board a sophisticated and informed perspective on one of the Company’s major business units. Furthermore, as President of the GATX Rail International business segment, Mr. Earl has gained substantial international business experience, which enhances his contributions to the Board.

Committee Memberships: Audit; MD&C

Kathy G. Eddy	Director since 2004, Age 65

Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council and Secretary of the West Virginia Higher Education Policy Commission. Member of the Board of Directors, Executive Committee and Chairman of the Audit Committee of West Virginia United Health System, Inc. since 2011.

Ms. Eddy brings substantial financial accounting and consulting experience to our Board, having served as a certified public accountant for 34 years. She is a past recipient of the AICPA gold medal for distinguished service, and she continues to serve the AICPA as a member of the Risk Management and Internal Control Advisory Panel. Ms. Eddy also gained significant leadership experience while serving as Chairman of the West Virginia Jobs Investment Trust Board from 1993 to 1997. Ms. Eddy also served as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000, and she continues to serve on Camden Clark’s Board of Directors and on its Executive Committee. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board and Audit Committee (where she served as Chairman from 2007 to 2010), her service as Chairman of the Nominating Committee and her previous service as Lead Director, as well as her demonstrated leadership skills, make her an integral part of our Board.

Committee Memberships: Nominating (Chairman)

David C. Everitt	Director since 2010, Age 63

Non-Executive Chairman of the Company since August 1, 2014. Interim President & CEO of the Company from February 28, 2014 to July 30, 2014. Former Co-Leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group. Mr. Everitt served as President – North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from 2009 until his retirement from Deere & Company in September 2012. Prior to that, he had served as President, Agricultural Division – North America, Australia, Asia and Global Tractor and Implement Sourcing since January 2006. Mr. Everitt is a member of the Board of Directors of Allison Transmission, Brunswick Corporation and Agrium, Inc., where he chairs the Human Resources & Compensation Committee and serves on the Audit Committee. He is also a member of the Board of Directors and chairs the Audit Committee of the National Business Aviation Association.

Mr. Everitt’s service as former Interim President & CEO of the Company provides him with comprehensive knowledge of the various segments of our business and of the critical internal and external challenges facing the Company and the industries in which it operates. His leadership within the Company, as well his senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, make him a valuable Board contributor.

Committee Memberships: None

Stuart E. Graham	Director since 2009, Age 70

Chairman of Skanska AB (a leading provider of construction services) since April 2012. Previously, he served as Vice Chairman of Skanska AB, a position he held beginning in April 2011. Served as Chairman of Skanska USA from September 2008 until January 2010. From 2002 until his retirement in April 2008, Mr. Graham served as President & CEO of Skanska AB. Mr. Graham has also served as Chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He is a member of the Board of Directors of Skanska AB. Mr. Graham is Chairman of the Compensation and Project Review Committees and a member of the Audit Committee of Skanska AB. He is Chairman of the Board of Directors of Talen Energy Corp. and serves as Chairman of the Compensation and Corporate Governance Committee and is a member of the Nuclear Oversight Committee. From 2006 to 2011, Mr. Graham was a member of the Board of Directors of Securitas AB.

Mr. Graham’s career includes more than four decades of worldwide experience in the infrastructure and construction industry, including executive management responsibilities for business units in the United States and United Kingdom, Hong Kong and Latin America. He has lived and worked outside the United States for many years leading a large, multinational European construction group. Mr. Graham’s international management experience is an invaluable asset to the Board, where he has demonstrated an in-depth understanding of our global business needs. Mr. Graham further contributes leadership and consensus-building skills as a member of our Management Development and Compensation Committee. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: MD&C

F. Nicholas Grasberger, III	Director since 2014, Age 52

President & Chief Executive Officer since August 1, 2014. Mr. Grasberger has held financial and operations executive positions throughout his career. Prior to joining Harsco in 2013, Mr. Grasberger served as the Managing Director of the multinational Precision Polymers Division of Fenner Plc from March 2011 to April 2013. Prior to joining Fenner, he served as Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the parent company of Armstrong World Industries from January 2005 to March 2009, and later as CEO of Armstrong’s Building Products division from April 2009 to November 2009. Previously, Mr. Grasberger served as the Chief Financial Officer for Kennametal, Inc. and before that as Corporate Treasurer and director of the corporate planning process at H. J. Heinz Company. He started his career with USX Corporation.

Mr. Grasberger’s day-to-day leadership of Harsco Corporation provides an invaluable contribution to the Company’s Board of Directors. From his previous executive positions with other large public companies serving in accounting, financial and operational roles, Mr. Grasberger brings leadership, vision and extensive business operating, financing and global experience to the Company.

Committee Memberships: None

Terry D. Growcock	Director since 2008, Age 70

Retired Chairman of the Board of The Manitowoc Company (“Manitowoc”) (a worldwide provider of lifting equipment and foodservice equipment). Served as Chairman of Manitowoc from mid-2007 until December 2008, as Chairman and CEO from 2002 until mid-2007, and as President & CEO from 1998 until 2002. Served in various executive leadership roles at Manitowoc after joining the company in 1994. He is a former Chairman of Wisconsin Manufacturers and Commerce, one of the state’s leading business associations. Mr. Growcock is a director of Harris Corporation and Carlisle Companies, Inc.

Mr. Growcock has led and directed several global industrial businesses, where he developed critical judgment and risk assessment skills. He contributes these skills to our Board, along with his experience as an international business leader and his knowledge of global procurement matters, LeanSigma® and strategic planning, each of which represent key focus areas for our business in 2016 and beyond. His membership on other public company boards also enhances his contribution to the Board.

Committee Memberships: MD&C (Chairman)

Elaine La Roche	Director since 2014, Age 66

Senior Advisor to China International Capital Corporation US (a Chinese financial services institution) since March of 2011. Prior to that time, Ms. La Roche was with JPMorgan Chase & Co. (an international financial services institution) in Beijing, where she served as Vice Chairman, J.P. Morgan China Securities from 2008 to 2010. Over the course of a 20-year career at Morgan Stanley (an international financial services institution), Ms. La Roche rose from Associate to Managing Director, serving in a variety of roles including Chief of Staff to the Chairman, President and Head of the Asia Desk, and Chief Executive Officer of China International Capital Corporation in Beijing from 1997-2000. Ms. La Roche currently serves as a director of Marsh & McLennan Companies, where she sits on the Audit Committee and Finance Committee.

With more than 30 years’ experience as a financial services executive, Ms. La Roche brings extensive financial expertise, business acumen and operational oversight skills to the Board. Her focus on the Asian markets, specifically with regard to China where she lived and worked for various stretches of time over the last 18 years, is also a valuable asset to the Board.

Committee Memberships: Audit; Nominating

Phillip C. Widman	Director since 2014, Age 61

Retired Senior Vice President and CFO of Terex Corporation (a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries). Mr. Widman held this position from 2002 until his retirement in March 2013. Prior to that, he served as Executive Vice President and CFO of Philip Services Corporation (an integrated environmental and industrial service corporation) from 1998 to 2001. Mr. Widman currently serves as a director of Sturm, Ruger & Company, Inc., where he also serves as Chairman of the Audit Committee and as a member of the Risk Oversight Committee, and Vectrus, Inc. where he serves on the Audit and Compensation Committees. He served as a member of the Board of Directors and Nominating and Governance Committee, and as Chairman of the Audit Committee, of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011.

Having served as a CFO for multiple businesses operating in the industrial services and manufacturing markets for more than 15 years, Mr. Widman adds considerable financial expertise, business management skills and operational knowledge to the Board. His membership on other public company boards further enhances his contribution to the Board.

Committee Memberships: Audit; MD&C

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Director Attendance at Annual Meeting

The Board held seven meetings during the fiscal year ended December 31, 2015. Each Director attended at least 75% of the aggregate number of Board and applicable committee meetings held during the period of 2015 for which he or she served as a Director.

It is our policy to request that all Board members attend annual stockholder meetings. However, we also recognize that personal attendance by all Directors is not always possible. All of our then-current Directors attended the Annual Meeting of Stockholders in 2015.

Committees of the Board

The Board has established standing Audit, Management Development and Compensation, and Nominating and Corporate Governance committees. Membership in each of these committees, as of March 11, 2016, is shown in the following chart:

Audit	Management Development and Compensation	Nominating and Corporate Governance
James M. Loree (Chairman)	Terry D. Growcock (Chairman)	Kathy G. Eddy (Chairman)
James F. Earl	James F. Earl	Henry W. Knueppel
Henry W. Knueppel	Stuart E. Graham	Elaine La Roche
Elaine La Roche	Phillip C. Widman	James M. Loree
Phillip C. Widman

All Directors, including committee chairs, served on the respective committees listed above for the entire 2015 fiscal year, except as follows:

•	Management Development and Compensation Committee – Mr. Widman was added on April 29, 2015
•	Nominating and Corporate Governance Committee – Mr. Knueppel was added on April 29, 2015

The table below identifies the number of meetings held by each committee in 2015, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter:

Committee	Meetings	Duties and Responsibilities	General Information
Audit	7

•     Oversee financial reporting processes, including meeting with members of management, the external auditors and the internal auditors;

•     Review and approve audit and non-audit services;

•     Review results of the annual audit;

•     Review adequacy of internal controls;

•     Discuss (with management and the independent auditors) the Company’s guidelines, policies and controls with respect to risk assessments and risk management;

•     Oversee the Company’s ERM framework and the process for identifying, assessing and monitoring key business risks;

•     Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

•     Reviewed its charter in 2015 and determined no changes were necessary

•     Copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•     Report of the Audit Committee begins on page 28

		• Oversee (in conjunction with the Nominating Committee) the Company’s compliance program;

Committee	Meetings	Duties and Responsibilities	General Information

•     Review and discuss Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the Securities and Exchange Commission (the “SEC”); and

•     Review and discuss Quarterly Earnings Releases prior to their release.

MD&C	7

•     Establish and review the Company’s overall executive compensation philosophy;

•     Review and approve goals and objectives relevant to executive officer compensation;

•     Evaluate executive officer performance relative to established goals and objectives and determine and approve compensation based on the performance evaluation;

•     Evaluate and approve (or recommend that the Board approve) compensation grants to executive officers under annual and incentive compensation plans, including equity-based compensation, and other executive benefits of executive officers;

•     Review incentive compensation plans and equity-based compensation plans;

•     Review the overall structure and operation of the Company’s compensation programs to ensure they do not encourage excessive risk taking;

•     Oversee other benefit and compensation plans applicable to executive officers;

•     Oversee the executive officer assessment, development and succession planning process; and

•     Review and discuss with management the Compensation Discussion & Analysis to be included in the proxy statement.

•     Reviewed its charter in 2015 and determined no changes were necessary

•     Copy of the MD&C Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•     Compensation Committee Report is on page 57

Committee	Meetings	Duties and Responsibilities	General Information
Nominating	4

•     Establish criteria for the selection of new Directors to serve on the Board;

•     Identify individuals qualified as candidates to serve on the Board and recommend Director candidates for election to the Board;

•     Consider matters relating to the retirement of Board members, including term limits or age caps;

•     Review matters relating to Director and Director nominee independence;

•     Review and make recommendations to the Board regarding Board and committee size and composition;

•     Oversee the evaluation of the Board and each of its committees;

•     Make recommendations to the Board regarding non-employee Director compensation, including equity compensation;

•     Oversee the Company’s corporate governance program and Corporate Governance Principles; and

•     Oversee (in conjunction with Audit Committee) the Company’s compliance program.

•     Reviewed its charter in 2015 and determined no changes were necessary

•     Copy of the Nominating Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us

•     Additional details regarding the role of the Nominating Committee can be found in the section entitled “Nominations of Directors” below.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Nominating Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/about-us in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our Directors, officers and employees worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 23 languages. The Code of Conduct, including amendments thereto or waivers thereof granted to a Director or executive officer, if any, can be viewed on our website at www.harsco.com/about-us in the Corporate Governance section.

Stockholder and Interested Party Communications with Directors

The Board has established a formal process for stockholders and interested parties to communicate directly with the Non-Executive Chairman, the non-management Directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Non-Executive Chairman, can be contacted by e-mail at BoardofDirectors@harsco.com.

Director Independence

The Board has affirmatively determined that the following nine Directors are independent pursuant to the applicable independence requirements set forth in the NYSE Rules and by the SEC because they either have no relationship with the Company (other than as a Director and stockholder) or because any relationship they have with the Company is immaterial: Messrs. Earl, Everitt, Graham, Growcock, Knueppel, Loree and Widman and Ms. Eddy and La Roche. In making these independence determinations, the Board, in consultation with the Nominating Committee, reviewed the direct and indirect relationships between each Director and the Company and its subsidiaries, as well as the compensation and other payments each Director received from or made to the Company and its subsidiaries.

Nominations of Directors

The Nominating Committee is responsible for overseeing the selection of qualified nominees to serve as members of the Board. Consistent with the Board diversity policy, in administering its oversight responsibilities, the Nominating Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search the Company undertakes, and to ensuring that Board nominees are drawn from a pool that includes diverse candidates, including women and minority candidates. Beyond those specific parameters, the Nominating Committee has not adopted formal selection procedures, but instead utilizes general guidelines that allow it to adjust the selection process to best satisfy the objectives established for any Director search. The Nominating Committee considers Director candidates recommended by any reasonable source, including current Directors, management and stockholders. Pursuant to its charter, the Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as Directors and to approve the fees and other retention terms of any such firms.

The Nominating Committee evaluates all Director candidates in the same manner, regardless of the source of the recommendation of such Director candidate.

The Nominating Committee will consider recommendations for Director candidates from stockholders if such recommendations are submitted in writing to:

Corporate Secretary

Harsco Corporation

350 Polar Church Road

Camp Hill, PA 17011

Any such written recommendation from stockholders must set forth the following information:

•	The full legal name, address and telephone number of the stockholder recommending the Director candidate for consideration and whether that stockholder is acting on behalf of or in concert with other beneficial owners, and, if so, the same information with respect to them;

•	The number of shares held by the recommending stockholder as of a recent date and how long such shares have been held, or, if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such stockholder’s ownership of such shares as of a recent date;

•	The full legal name, address and telephone number of the proposed nominee for Director;

•	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation of proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our Directors;

•	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates);

•	Disclosure of any direct or indirect relationship between the proposed nominee and the Company, any of our employees or Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates;

•	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent meeting of our stockholders; and

•	A written, signed and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a Director, if so elected, and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company, our Directors or management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential Director candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2017 ANNUAL MEETING OF STOCKHOLDERS.”

There were no material changes to the procedures relating to stockholder nominations during 2015, and there have been no such changes to date in 2016. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential Director candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or proposed nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or to waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be competitive with similarly situated companies and should be comprised of a mix of cash and equity. Our Nominating Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management utilizing several broad board compensation studies completed within one year of the Nominating Committee’s review.

The Board has determined that the annual cash retainers paid to non-employee Directors for their service on the Board and its committees will be reduced by 10% effective as of the date of the Annual Meeting.

The compensation structure for non-employee directors for 2015 was as follows:

Compensation Element	Current Program Value
Annual Retainer:	$70,000
Non-Executive Chairman Premium (Annual):(1)	$100,000
Audit Committee Chair Retainer (Annual):(2)	$15,000
Audit Committee Member Retainer (Annual):	$7,500
MD&C Committee Chair Retainer (Annual):(2)	$10,000
MD&C Committee Member Retainer (Annual):	$5,000
Nominating Committee Chair Retainer (Annual):(2)	$10,000
Nominating Committee Member Retainer (Annual):	$5,000
Board and Committee Meeting Fee (Per Meeting)	(3)
Other Meetings and Duties (Per Day)	(3)
Telephonic Board Meeting Fee (Per Meeting)	(3)
Telephonic Committee Meeting Fee (Per Meeting)	(3)
Restricted Stock Unit Grant Value (Annual):	$110,000
Plan Participation	Deferred Compensation Plan

(1)	The Non-Executive Chairman Premium is paid in addition to the annual retainer.

(2)	Committee chair retainers are paid in lieu of, not in addition to, committee member retainers.

(3)	For each Board or applicable committee meeting held in a given year in excess of twice the number of regularly scheduled meetings established at the beginning of such year, the non-employee Directors will receive a per meeting fee equal to $1,500 (for in-person/telephonic Board meetings and in-person committee meetings) or $750 (for telephonic committee meetings).

In addition to the above listed compensation, Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Our Board has instituted a stockholding requirement for Board members equal to five times their annual retainer. Board members have five years from the date they join the Board to comply with this requirement. If a non-employee Director does not meet the requirement after the initial five-year period, the non-employee Director is required to hold 100% of the shares resulting from any future vesting of restricted stock or restricted stock units until the guideline is met; provided, however, the non-employee Director may sell shares to cover any tax obligation related to the vesting of such shares. Vested and unvested Restricted Stock Units (“RSUs”), which must be held until termination of service, as well as phantom shares acquired through deferral of Director fees (as described below), are included for purposes of determining compliance with Director stockholding requirements. At December 31, 2015, all of our non-employee Directors who had served for at least five years were in compliance with Director stockholding requirements.

RSUs are granted under the 1995 Non-Employee Directors’ Stock Plan (the “Director Plan”). Each RSU vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each RSU will be settled by issuance of a share of our common stock upon termination of the individual’s service as a Director. Dividend equivalents on the RSUs are not credited prior to vesting, but are credited thereafter. The Company is proposing to adopt a new plan for non-employee Directors. See “Proposal 4: Approval of the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan” for more information.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom share account are recorded as notional shares of the Company’s Common Stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of Common Stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividend equivalents are earned on the phantom shares and are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the Common Stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2015 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
James F. Earl	$87,000	$104,574	$0	$0	$191,574
Kathy G. Eddy	$84,500	$104,574	$0	$0	$189,074
David C. Everitt	$170,000	$104,574	$0	$0	$274,574
Stuart E. Graham	$78,000	$104,574	$0	$0	$182,574
Terry D. Growcock	$84,500	$104,574	$0	$0	$189,074
Henry W. Knueppel*	$85,750	$104,574	$0	$0	$190,324
Elaine La Roche	$82,500	$104,574	$0	$0	$187,074
James M. Loree*	$93,000	$104,574	$0	$0	$197,574
Phillip C. Widman	$81,250	$104,574	$0	$0	$185,824

*	Messrs. Knueppel and Loree have decided not to seek reelection to the Board at the Annual Meeting.

(1)	Includes fees associated with chairing or sitting on a Board committee as well as fees relating to Board and committee meetings and other duties.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted to each non-employee Director in 2015, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Each non-employee Director was granted 6,665 RSUs on May 8, 2015. The RSUs granted to non-employee Directors in 2015 are expected to vest on April 26, 2016 and are payable in Common Stock within 60 days following the termination of the non-employee Director’s service as a Director. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 1, 2016. See Note 14, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions used to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2015, non-employee Directors held the following RSUs, all of which were vested except for those granted in 2015: Mr. Earl, 16,788; Ms. Eddy, 39,084; Mr. Everitt, 22,403; Mr. Graham, 29,183; Mr. Growcock, 31,755; Mr. Knueppel, 27,714; Ms. La Roche, 11,172; Mr. Loree, 24,253; and Mr. Widman, 11,172.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) our President & CEO, our CFO, and the other three current executive officers named in the 2015 Summary Compensation Table, whom we refer to collectively as our NEOs; (2) each Director and Director candidate; (3) all current Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of our Common Stock. All of our outstanding voting securities are Common Stock.

Beneficial ownership information in the table is as of March 1, 2016, except the number of shares beneficially owned by beneficial owners of more than 5% of the Common Stock which is as of the dates stated in footnotes (5) and (6) to the table (percentages are calculated assuming continued beneficial ownership at March 1, 2016).

	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Exercisable Options(2)	Number of Other Stock Equivalents(3)
Named Executive Officers
F. N. Grasberger, III	125,000	*	89,044	107,469
P. F. Minan	25,563	*	4,133	18,728
T. L. McKenzie	0	*	5,269	12,240
S. W. Jacoby	21,866	*	59,379	13,572
S. H. Gerson	24,074	*	59,379	13,572
Directors and Director Candidates who are not Named Executive Officers
J. F. Earl	10,210	*	0	6,665
K. G. Eddy	34,701	*	0	6,665
D.C. Everitt	46,074	*	0	6,665
S. E. Graham	27,714	*	0	6,665
T. D. Growcock	26,307	*	0	7,454(4)
H. W. Knueppel	57,060	*	0	6,665
E. La Roche	4,547	*	0	6,665
J. M. Loree	40,741	*	0	6,665
P. C. Widman	4,547	*	0	6,665
All current Directors and executive officers as a group (15 persons in total, including those listed above)	444,626	*	219,623	233,878
More than 5% Beneficial Owners
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(5)	7,381,710	9.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(6)	6,250,245	7.8%

* Less than one percent.

(1)	Includes, in the case of Mr. Jacoby and Mr. Gerson, and all current Directors and executive officers as a group, 5,413 shares and 11,607 shares, and totaling 17,020 shares, respectively, pursuant to our qualified Retirement Savings and Investment Plan (“RSIP”), in respect of which such persons have shared voting power and sole investment power. For Directors, also includes vested RSUs that were granted under the Director Plan in the period 2004 – 2013.

(2)	Represents all stock options and stock appreciation rights (“SARs”) exercisable within 60 days of March 1, 2016. The stock options were awarded under our 1995 Executive Incentive Compensation Plan (the “1995 Plan”). The SARs were awarded under the 1995 Plan and our 2013 Equity and Incentive Compensation Plan (the “2013 Plan”). Unexercised stock options and SARs have no voting power.

(3)	Stock equivalents include unvested RSUs.

(4)	Certain Directors have elected to defer a portion of their Director fees in the forms of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included as stock equivalents. They will ultimately be paid out in cash based upon the value of the shares at the time of payout.

(5)	The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such entity with the SEC on January 26, 2016, reporting sole voting power over 7,186,784 shares and sole dispositive power over 7,381,710 shares.

(6)	The information for The Vanguard Group is derived from a Schedule 13G/A filing by such entity with the SEC on February 11, 2016, reporting sole voting power over 175,339 shares, sole dispositive power over 6,073,006 shares and shared dispositive power over 177,239 shares.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors, Director candidates or executive officers individually beneficially owned 1% or more of our Common Stock, and our current Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of five Directors, each of whom is considered independent under the rules of the NYSE and the SEC. The Board has determined that each of Ms. La Roche and Messrs. Loree, Earl, Knueppel and Widman qualifies as an “audit committee financial expert” as that term is defined under the rules promulgated by the SEC.

The Audit Committee operates pursuant to a written charter that complies with the guidelines established by the NYSE.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their being filed with the SEC, and also meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm. While the Audit Committee and the Board monitor our financial record keeping and controls, management is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2015 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included (and the Board approved such inclusion) in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

J. M. Loree, Chairman

J. F. Earl

H. W. Knueppel

E. La Roche

P. C. Widman

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2015 and December 31, 2014.

	Amount 2015	Amount 2014(5)
Audit Fees(1)	$3,658,000	$4,545,515
Audit-Related Fees(2)	$529,197	$39,534
Tax Fees(3)	$850,535	$586,556
All Other Fees(4)	$5,735	$30,235
Total Fees	$5,043,467	$5,201,840

(1)	Includes fees related to the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	2015 includes fees related to debt refinancing, fees related to the proposed separation of the Metals and Minerals business and accounting consultations. 2014 includes accounting consultations and audits of employee benefit plans.

(3)	Includes fees related to income tax services other than those directly related to the audit of the income tax accrual, such as tax compliance and tax planning services, as well as fees related to the divestiture of the Infrastructure business. 2015 also includes fees related to the proposed separation of the Metals and Minerals business and Treasury planning. The aggregate fees for tax compliance services performed by PricewaterhouseCoopers LLP were $19,392 in 2015 and $24,644 in 2014, respectively.

(4)	Includes fees related to assessments as well as licensing fees for software products.

(5)	2014 amounts represent increases of $260,659 for audit fees over amounts previously reported for 2014, reflecting the inclusion of amounts attributable to 2014 that had not been previously identified. 2014 amounts also represent increases of $336,886 and $15,864 for tax fees and audit-related fees, respectively, over amounts previously reported for 2014, reflecting the inclusion of amounts billed for services rendered during 2014 but related to prior fiscal periods.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy authorizing the pre-approval of certain audit, non-audit and tax services (and related fees) to be provided by the independent auditors. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance the Company’s ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements.

All of the fees included in the table above were pre-approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2016. Although not required to do so, the Board has determined to submit the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors to stockholders for ratification as a matter of good corporate governance. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors.

If this proposal is not ratified by at least a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2016 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2017.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

The Board recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) provides information regarding our executive compensation guiding principles, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our named executive officers (“NEOs”) in 2015. Our Management, Development & Compensation (“MD&C”) Committee is responsible for establishing our executive compensation program, including the components underlying philosophy and related policies. The MD&C Committee is charged with aligning the Company’s performance – and resulting impact on stockholder interests – with the compensation actions approved both for our NEOs and for the broader Harsco employee population.

EXECUTIVE SUMMARY

Business Highlights and Approach to Executive Compensation: Summary of Achievements

During Fiscal 2015, management continued to execute strategies that were established in 2014 to transform Harsco into a leaner and more balanced portfolio company with a strengthened financial profile and that is positioned to generate capital returns above the cost of capital.

Our specific priorities in 2015 were clear and included delivering on the approved 2015 Annual Operating Plan, further strengthening Metals & Minerals (“M&M”) through cost and process improvements under Project Orion, pursuing opportunities in Rail and Industrial to drive sustainable growth, and aggressively managing free cash flow to maximize return on invested capital (“ROIC”).

Over the course of the year, the Company made significant progress against these 2015 priorities. This progress was masked by macro-economic pressures imposed in all three business segments that weighed on the financial performance of our businesses and our share price. Despite the economic climate, the Board of Directors (the “Board”) and Harsco’s executive team were satisfied with the strategic and operational progress within each of the underlying businesses and remain confident in the key strategic initiatives of the Company. Key accomplishments during the year are noted below:

•	Completed simplification and operational improvements contemplated under Phases 1 and 2 of Project Orion; ongoing annual benefits of $36 million realized

•	Launched Phase 3 of Project Orion, with significant progress made late in 2015 against targeted benefits of $20 million to $25 million

•	Addressed a number of underperforming contracts in M&M, and these relevant sites have realized improved financial results during the year

•	M&M Division-wide implementation of the Harsco Way – a defined set of standards through which consistent operating and safety practices were adopted

•	Industrial segment maintained attractive adjusted operating margins despite material weakness in underlying business conditions

•	Finalized facility consolidation project at our Centerpoint facility in Oklahoma through which lean manufacturing and growth benefits will be realized in the future

•	Executed a debt refinancing late in 2015 through a credit agreement amendment that increased the credit available to the Company, extended the termination date of the agreement, and provided additional flexibility under the Company’s financial covenants

•	Continued enterprise-wide improvements in Environmental Health & Safety following a record-low recordable injury rate in 2014

The full measure of our progress in 2015 was negatively impacted by headwinds in the steel and energy markets coupled with the strengthening of the U.S. dollar. These factors also directly impacted our share price performance. As we enter 2016, the external business environment remains uncertain. Our executive management team has taken proactive steps to position each of our businesses to withstand meaningful economic pressures in anticipation of more favorable future market trends.

Achievements across our business segments are summarized in the table below:

2015 Achievements by Business Unit
Metals & Minerals	Rail	Industrial

•     Delivered ongoing benefits of $36M through efficiency and operational improvements.

•     Underperforming contracts addressed through commercial and operational resolution or exit.

•     Reconfigured Bid and Contract Management by adding financial and operational rigor to renewal and new business opportunity reviews to minimize future underperforming contracts.

•     Approximately 30 renewals and growth contracts awarded during the year with estimated revenues of $600 million over the term of these contracts.

•     Additional cost savings initiatives of $20M to $25M underway.

•     Resolved significant environmental, legal and labor matters.

•     Improved financial results.

•     Completed two small acquisitions.

•     Further penetration in the aftermarket parts market.

•     Positioned business to grow its international presence and develop its backlogs through participation in a number of sizable offshore tenders.

•     Effectively adjusted the cost structure to mitigate the impact of headwinds on profit margins across the portfolio of businesses.

•     Successful consolidation of five AXC plants into a single location at Centerpoint facility in Tulsa, Oklahoma. This new facility will support profitable growth and drive lean manufacturing.

The Brand joint venture – of which we maintain an approximate 29% ownership stake – executed well against its priorities and objectives, while facing financial pressures linked to foreign exchange rate changes and to customer demand within the energy market. Brand is well positioned to benefit from a recovery in relevant end markets, and we expect the value of Harsco’s investment in this business to grow in future years.

Overall, we maintain a positive outlook for our future and are confident that each of our businesses is well-positioned to benefit financially as business conditions stabilize and strengthen. Lastly, we are encouraged by our progress, undeterred in the commitment to our strategy, and confident that our collective efforts will deliver improved capital returns and create value for our stockholders over the long term.

Strategic Options Being Explored

On November 9, 2015, the Board announced its intent to pursue strategic options for the separation of the Company’s M&M business from the Industrial and Rail businesses and Brand joint venture. The Company engaged its lead financial advisor, Goldman, Sachs & Co., to begin a formal process to evaluate all separation options for M&M, including but not limited to a potential sale or tax-free spinoff.

The separation of the M&M business from the remaining assets represents the next logical step in the effort to optimize Harsco’s portfolio and unlock value for our stockholders. A transaction will provide each entity the ability to benefit from dedicated capital structures and optimize capital return policies consistent with their unique priorities.

Compensation Highlights

Advisory Vote on Executive Compensation: Stockholders voted strongly in support of Harsco’s executive compensation program in 2015 with approximately 92% of votes cast in support of the program.

In 2015, the MD&C Committee, management, and their external compensation advisors partnered closely to adopt the following changes to the Company’s pay program:

Component	Change Details	Rationale for Change
2015 AIP	For NEOs leading a Harsco business unit, we eliminated the secondary financial metrics of free cash flow and Business Development Growth from the Annual Incentive Plan (“AIP”) in favor of a Business Unit Contribution (“BUC”) component weighted at 50%.	Simplifies the plan and increases the line-of-sight for delivering both operating income and management of controllable net assets at the Business Unit level.
2015 LTIP	Shifted the mix of equity awards for recipients below the Executive Leadership Team from 1/3rd Stock Appreciation Rights (“SARs”), 1/3rd Restricted Stock Units (“RSUs”) and 1/3rd Performance Share Units (“PSUs”) to 50% RSUs and 50% PSUs.	The mix better aligns with market practice, reduces potential dilution and reflects the ability for the participants to directly impact long term-results. Consistent with our strategic objectives, we maintained the Executive Leadership Team’s mix to ensure the majority of long-term incentives remained performance-based.

For 2015, results against the BUC annual incentive metric were mixed, with the Rail and Industrial business units earning payouts based on their performance while underperformance in our M&M business unit resulted in no payouts earned for either that business unit or the Harsco Consolidated (Corporate) measurement level.

Business Unit	% of Target BUC Achieved
Harsco Consolidated	Below Threshold
Harsco M&M	Below Threshold
Harsco Rail	96% of Target BUC
Harsco Industrial	88% of Target BUC

The resulting payouts from the AIP along with the base salary earned and the long-term incentives granted in 2015 for the NEOs are presented in the table below.

Executive	Fiscal Year 2015 Actual Compensation Awarded
	Base Salary Earned	Non-Equity Incentive Earned	Long-Term Incentive Award Value Granted	Total Direct Compensation (1)
F. Nicholas Grasberger III	$809,596	$0	$2,373,411	$3,183,007
Peter F. Minan	$484,865	$0	$704,847	$1,189,712
Tracey L. McKenzie	$356,577	$0	$345,241	$701,818
Scott W. Jacoby	$319,731	$99,636	$316,468	$735,835
Scott H. Gerson	$319,731	$57,621	$316,468	$693,820
(1)	Total Direct Compensation is equal to the sum of base salary earned, AIP earned for 2015 and paid in 2016 and Accounting Fair Value of Long-Term Incentives granted in 2015.

It is important to note that long-term incentives were granted in May of 2015 and are considered by the MD&C Committee to be a pay opportunity with the realizable value fully dependent on Harsco’s future share price performance. For NEOs, long-term incentives consist of one-third SARs, RSUs and PSUs.

Program Governance Highlights

We strive to maintain a program that is consistent with market best practices, supportive of our business structure, and aligned with our stockholders expectations. The table below presents a list of components of our executive compensation program that are aligned with market best practices.

What we do		What we don’t do
✓	Tie a significant amount of executive pay to company performance	×	Do not enter into employment contracts with our executives
✓	Reward for corporate, as well as individual and business unit performance	×	No re-pricing of outstanding stock options and SARs
✓	Deliver pay that is aligned with performance (below target for weak years and above target for strong years)	×	No extravagant benefits or perquisites provided to executives
✓	Maintain a clawback policy in the event of a material restatement that impacts incentives	×	No tax gross ups except for relocation
✓	Maintain a prohibition on hedging and short sales	×	No single trigger severance payments or equity acceleration on new awards
✓	Utilize an independent compensation advisor	×	No dividends paid on unearned performance shares
✓	Conduct an annual risk review and make program changes as necessary	×	No PSUs earned when the company’s TSR is negative for the measurement period
✓	Require a “double trigger” for severance payments upon a change in control	×	Pledging of shares by executives and non-employee directors is prohibited
✓	Maintain stock ownership guidelines of: • 6 times base salary for the CEO • 3 times base salary for other NEOs • 5 times annual retainer for non-employee Directors of the Board

Discussion of Chief Executive Officer Pay

We believe our executive compensation program strikes an appropriate balance between our ability to attract, motivate, develop, and retain highly qualified leaders and aligning our executives’ interests with the long-term interests of our stockholders. As such, we structure the majority of executive compensation to be delivered through equity compensation thereby aligning the “real” value of awards with stockholders.

Pay Opportunity versus Real Pay

On an annual basis, the MD&C Committee approves a targeted pay opportunity through approval of the target AIP level and the grant value of long-term incentive awards for the year. However, the potential real value of these awards is highly dependent on: (1) Harsco’s operating performance (as defined by Business Unit Contribution) for the cash AIP award; (2) Harsco’s share price and relative TSR performance for the long-term incentive compensation; and (3) Satisfaction of the service obligation inherent in the vesting schedule tied to all long-term incentive grants.

The chart below depicts a comparison of Mr. Grasberger’s pay opportunity, realizable pay and realized pay for 2015, (his first full year serving as CEO). As illustrated, while Mr. Grasberger’s pay opportunity is established to be competitive with median market levels, his “real pay” varies based on Harsco’s stock price performance and performance against incentive metrics.

Pay Element	2015 Pay Opportunity	Realizable Value	Realized Value
Salary	$809,596	$809,596	$809,596
AIP	$891,190	$0	$0
PSUs	$722,682	$0	$0
RSUs	$824,996	$393,283	$0
SARs	$825,733	$0	$0
Total Value	$4,074,197	$1,202,879	$809,596
% of Target Opportunity		30%	20%

2015 Pay Opportunity: Base salary earned + target AIP + grant date fair value of long-term incentive awards.

Realizable Value: Base salary earned + actual AIP paid + intrinsic value of PSUs at the current vesting level + the intrinsic value of RSUs and SARs. Intrinsic values were established as of December 31, 2015 using a $7.88 share price.

Realized Value: Base salary earned + actual AIP paid + value of equity vested or exercised in 2015.

Realizable Pay versus the Peer Group

When we look at the last three years of realizable pay for the CEO role at Harsco (2015 and 2014 for Mr. Grasberger and 2013 for our former CEO Mr. Decker), there is strong alignment between Harsco’s total stockholder return and the CEO’s realizable pay. Our CEO’s realizable compensation is strongly aligned with our total stockholder return performance for the same period as both variables are in the lower quartile when compared to our compensation peer group.

2015 NEOs and Executive Transitions

This year we managed a transition of the Chief Legal Officer position by exercising our succession plan and as well as moving the executive team directly into the daily operations of our M&M business unit following the resignation of the Group Vice President. This executive oversight provided the stability and strategic direction necessary to support our 2015 stated goals.

As a result of these executive transitions in fiscal 2015, and pursuant to the disclosure requirements contained in the Securities and Exchange Commission’s (“SEC”) rules, this year’s NEO list includes certain individuals who are no longer employed by the Company. Our NEOs for fiscal 2015 are as follows:

NEOs/Executive Officers	Title at End of Fiscal 2015
F. Nicholas Grasberger, III	President & Chief Executive Officer (“CEO”)
Peter F. Minan(1)	Senior Vice President & Chief Financial Officer (“CFO”)
Tracey L. McKenzie	Senior Vice President & Chief Human Resources Officer (“CHRO”)
Scott W. Jacoby(2)	Senior Vice President & Group President, Harsco Rail
Scott H. Gerson	Senior Vice President & Group President, Harsco Industrial
(1)	On November 11, 2014, Mr. Minan joined the Company as CFO, and then on April 28, 2015 Mr. Minan’s title was changed to Senior Vice President & CFO.
(2)	On April 28, 2015, Mr. Jacoby’s title changed from Vice President & Group President of Harsco Rail to Senior Vice President & Group President, Harsco Rail.

NEOs/Former Executive Officers	Title During Fiscal 2015	Effective Date of Separation
A. Verona Dorch	Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	March 10, 2015
Richard E. Lundgren, Jr.	Senior Vice President & Group President, Harsco Metals & Minerals	July 16, 2015

For 2015, the CD&A and the related compensation tables and narratives cover seven NEOs and disclose a variety of compensation decisions and actions, some of which were made specifically in reaction to these transition events. Details about the specific arrangements made with our NEOs can be found in the “Employment Arrangements with Certain NEOs” and “Potential Payments upon Change in Control and Other Potential Post-Employment Payments” sections on pages 53 through 56.

DISCUSSION AND ANALYSIS OF 2015 COMPENSATION

Compensation Guiding Principles

The Company has a set of principles that guide our compensation program design with the core idea that executive compensation is a highly effective business tool when designed, communicated and administered properly. These principles strongly influenced our executive compensation decisions and the implementation of our program in 2015. The objectives set forth by the MD&C Committee and management team will help ensure that any future Company compensation program will be designed according to our guiding principles.

Guiding Principle	How We Employ These Guiding Principles
Promote a Performance Oriented Environment

✓      Ensuring that employees have a clear line-of-sight regarding how their actions drive business results and how their overall compensation must be aligned to stockholder value creation;

✓      Providing greater rewards to those individuals and teams who most positively impact the success of the business; and

✓      Differentiating compensation in a manner that enables the Company to retain our high-performing and high-potential talent and to attract additional high caliber talent to the organization.

Provide Market-Competitive Rewards

✓      Regularly monitoring the practices and trends in the markets in which we compete for talent;

✓      Structuring our compensation program to target the median of relevant markets for talent; and

✓      Designing a program in which realizable compensation is aligned with stock price and business performance outcomes.

Allow Flexibility within a Common Framework

✓      First, creating a program with a common global strategy and framework; and

✓      Then, allowing defined flexibility to accommodate the unique talent and compensation needs of our diverse businesses, workforce, and global markets.

Adhere to a Clear Governance Model

✓      Employing appropriate oversight and controls to govern compensation program design and administration;

✓      Clearly defining the roles and responsibilities of all program stakeholders; and

✓      Maintaining a clawback policy to recoup incentives in the event of a financial restatement.

Be Well Communicated

✓      Specifying the value, objectives, and design of each component of fixed and variable compensation within the context of their total rewards; and

✓      Utilizing multiple avenues and sources of communications to help ensure that the link between pay and performance is well understood.

Key Compensation Practices

Further aligning with our Guiding Principles, the MD&C Committee maintains a clear set of goals for designing and implementing our pay program.

Goal	Supporting Compensation Practice
To Align our Compensation Program with Stockholder Interests

✓      Design our pay program to help ensure that a meaningful portion of total compensation is linked to overall Company performance;

✓      Maintain market appropriate stock ownership requirements, including six times base salary for our President & CEO and three times base salary for our remaining NEOs, which helps to ensure that our senior executives have a significant stake in the Company’s long-term success;

✓      Provide for “double trigger” vesting in our change-of-control agreements;

✓      Review our compensation program annually for appropriate risk-to-reward balance;

✓      Do not enter into employment agreements with our executives; and

✓      Engage in stockholder outreach to understand what is important to our key owners.

To Pay for Performance

✓      Maintain a set of principles to guide the development of our executive compensation program to support and drive our business strategies, goals, and values;

✓      Set our executive compensation mix to be more weighted toward variable, rather than fixed, compensation;

✓      Design our program to differentiate payouts based upon business unit and individual performance; and

✓      Deliver below-target realized compensation to our executives in years with below-target performance.

To Align our Practices with the Market

✓      Set our target executive compensation structure at the median of our defined market for talent;

✓      Use multiple industry surveys and advisory resources to help ensure a current understanding of changing market competitive practices;

✓      Provide market competitive benefits and perquisites to our executives; and

✓      Review our peer group for executive compensation comparison on a regular basis to ensure it is representative of our market for talent, our business portfolio and our global footprint.

Goal	Supporting Compensation Practice
To Practice Sound Governance

✓      Prohibit the re-pricing and buyback of our stock options/SARs;

✓      Maintain a clawback policy;

✓      Prohibit the hedging and pledging of equity awards;

✓      Prohibit tax gross-ups to our executives other than for relocation expenses;

✓      Seek to maintain the independence of our MD&C Committee members by reviewing and managing non-employee Director pay decisions in the Nominating and Corporate Governance Committee;

✓      Engage an independent compensation consultant, Pay Governance, as an advisor to the MD&C Committee, and formally review the advisor’s performance and independence annually; and

✓      Charter the MD&C Committee to oversee executive talent assessment, development and succession, not just strictly compensation decisions.

To Attract, Motivate, Develop, and Retain High Caliber Talent

✓      Conduct an annual Organizational Leadership Review that assesses the critical organizational capabilities required to execute the Company’s strategy, executive team performance, succession depth, and retention risk across all critical executive leadership positions;

✓      Share the results of the Organizational Leadership Review process regarding our most senior executives and solicit performance feedback from the full Board;

✓      Require annual performance evaluations for leadership, management and individual contributors; and

✓      Involve Board of Directors in the selection process for executive officers.

Response to Previous Say-on-Pay Advisory Voting

Our 2015 annual meeting was our fifth year holding an advisory vote on executive compensation, or “say-on-pay.” Stockholders voted strongly in support of Harsco’s executive compensation program in 2015 with approximately 92% of votes cast in support of the program.

We believe the continued support demonstrates that we are committed to attaining the highest levels of stockholder support for our executive compensation program and we respect input from our stockholders and take their concerns seriously. Due to the highly favorable vote results, a formal outreach effort related to compensation was not undertaken in 2015. Feedback from our prior outreach efforts continue to provide us with valuable insights regarding stockholders’ views of our compensation program. The MD&C Committee considers these viewpoints in the development and approval of all compensation policies and practices at Harsco.

Key Changes Implemented in 2015

In 2015 the MD&C Committee, management, and their external compensation advisors partnered closely to adopt the following changes to the Company’s pay program:

•	For NEOs leading a Harsco business unit, we eliminated the secondary financial metrics of free cash flow and Business Development Growth from the AIP in favor of a BUC component weighted at 50%.

¡	Rationale: simplifies the program and increases line-of-sight for delivering both operating income and management of controllable net assets at the business unit level

•	For the population below the Executive Leadership Team, we shifted the mix of equity awards from 1/3rd SARs, 1/3rd RSUs, and 1/3rd PSUs to 50% RSUs and 50% PSUs.

¡	Rationale: the mix better aligns with market practice, reduces potential dilution, and reflects the ability for the participants to directly impact long-term results

Overview of 2015 Compensation Decisions and Actions

Applying our principles and stated compensation practices, the MD&C Committee reviewed each NEO’s compensation package individually with the objectives of supporting our business strategies, ensuring market competitiveness, promoting incentives and retention of our key executives, and underpinning our succession planning process.

President & CEO

On May 1, 2015, the MD&C Committee adjusted Mr. Grasberger’s compensation in recognition of his contributions to the Company (some of which are reflected in the Business Highlights section of this CD&A) and to bring his compensation closer in alignment with the market median for the Chief Executive Officer role. The adjustments to his compensation are noted below:

Fiscal Year	Base Salary	AIP Target (as a % of base salary)	LTIP Target (as a % of base salary)
2015	$825,000	110%(1)	300%(1)
2014	$780,000	100%	250%
(1)	The increase in the AIP and LTIP targets were effective January 1, 2015.

Other NEOs including Executive Transitions

Mr. Minan and Ms. McKenzie received modest adjustments to reflect their current market positioning. Messrs. Jacoby’s and Gerson’s compensation were increased to better align their pay with the current market and in consideration of the strategic importance of both of these senior executives to the Company.

We entered into separation agreements in connection with the departures of Ms. Dorch on March 10, 2015 and Mr. Lundgren on July 16, 2015, the terms of which are described in detail under the heading “Employment Arrangements with Certain NEOs”.

Determining 2015 NEO Compensation

General Process

Executive compensation decisions at the Company are the product of several factors, in each case subject to modification by the MD&C Committee as it may deem necessary in its discretion, and also dependent upon whether the decisions are made in the normal pay setting cycle or under special circumstances for a newly appointed or hired executive. For 2015, the predominant factors influencing pay determinations for our NEOs who were serving as officers at the beginning of the year included:

•	Performance against BUC performance metric;

•	Strategic initiatives, meeting our goals as outlined in our Project Orion improvement plan to boost the financial and operational performance of M&M, improving free cash flow and ROIC, and growth within the Rail and Industrial businesses;

•	Achievement of specific operational goals relating to the sphere of influence of the applicable NEO; and

•	Market competitive compensation levels reflected in survey data and peer group data as described in more detail below.

Role of MD&C Committee

For 2015, all members of the MD&C Committee were independent directors, enabling them to be objective representatives for our stockholders. The MD&C Committee oversaw the design and development of our 2015 NEO compensation program and determined CEO compensation consistent with the overall objectives of the program, as described above. The MD&C Committee also approved all incentive compensation plans and approved or revised recommendations made by the President & CEO for compensation decisions affecting any of the other NEOs.

Role of the President & CEO

Our President & CEO, assisted by our Human Resources department, was responsible for the implementation and administration of the executive compensation program during 2015. Prior to and during 2015, Mr. Grasberger met with the MD&C Committee and compensation consultants to consider and recommend the overall structure for our NEO compensation program, to set and evaluate 2015 AIP metrics, and to make specific recommendations regarding the form and amount of compensation opportunities for the other NEOs. The final decisions regarding NEO compensation were, however, made by the MD&C Committee. The President & CEO does not play any role with respect to any matter affecting his own compensation.

Role of Compensation Consultants

Independent MD&C Committee Consultant

For 2015, our MD&C Committee engaged Pearl Meyer & Partners, LLC (“PM&P”), through February 2015 and then engaged Pay Governance LLC through the remainder of the year, to provide independent counsel and advice to the MD&C Committee. Pay Governance was selected as the independent consultant after an extensive review process conducted by the MD&C Committee based on clearly stated selection criteria including applicable expertise within our industry segment, reputation, and application of compensation philosophy with the MD&C Committee and the Company’s management team.

PM&P provided the following services to the MD&C Committee in 2015:

•	Support in drafting the CD&A of the 2015 Proxy Statement as well as 2015 Proxy disclosure requirements

•	Analysis and recommendations for the 2015 executive compensation review

•	Design and recommendations for the 2015 short-term and long-term incentive plans

Pay Governance provided the following services to the MD&C Committee in 2015:

•	Updates on trends and developments in executive compensation

•	A review and recommendation regarding the peer group for use in 2016

•	The annual executive competitive market assessment for 2016 pay decisions

•	A review with recommendations regarding the 2016 short- and long-term incentive plans

•	Support in drafting the CD&A of the 2016 Proxy Statement

•	Other ad hoc requests related to executive compensation market practices

Additionally, the MD&C Committee engaged Aon Hewitt to specifically provide additional market perspectives regarding compensation practices related to the M&M spin-off or divestiture.

At the MD&C Committee’s direction during 2015, management provided all MD&C Committee materials to the independent consultant and discussed such materials and any recommendations relating thereto with the consultant in advance of each MD&C Committee meeting. Pay Governance considered and discussed the information with the MD&C Committee chairperson, specifically identifying any issues or concerns. The MD&C Committee considered Pay Governance’s input as part of its decision-making process.

Pay Governance also provided consulting related to the Non-employee Director Equity Plan directly to the Nominating and Governance Committee.

Independence Assessment: No Compensation Consultant Conflicts of Interest

The MD&C Committee assessed the independence of both PM&P and Pay Governance in 2015, as required under NYSE listing rules. The MD&C Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to any of the compensation consultants described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by PM&P or Pay Governance that would prevent the consultant from serving as an independent consultant to the MD&C Committee.

Management Consultants

Our Human Resources department retained Towers Watson during 2015 to provide additional executive compensation support, including assistance with analysis and recommendations regarding short- and long-term incentive planning services because of their broad level of expertise and expansive knowledge of relevant market data in that area. Our Human Resources department also used various survey data compiled by Towers Watson to provide information to the MD&C Committee as part of its decision-making processes. On occasion, materials prepared by Towers Watson were provided to the MD&C Committee for additional points of reference.

In 2015, Towers Watson again provided pension plan-related and other similar advice to our Human Resources and Finance groups as well as measurement support for various casualty exposures. The decision to engage Towers Watson for these non-compensation related services was made by management.

How We Used Market Data for 2015 Pay Decisions

Based on our compensation philosophy, our first step in establishing pay levels for each of our NEOs is to target compensation at or near the median (50th percentile) of market data for executives in similar positions. In reviewing the 2015 compensation of our NEOs, the MD&C Committee utilized two sources of data to develop such market data: survey data and peer group data.

•	Survey data: The MD&C Committee consulted with PM&P to review third-party compensation data surveys focused on general industry companies that were of similar size and scope to our business in terms of revenue to help set market pay. As we are a diversified industrial services company, no other company perfectly matches our profile, and we believe that our most direct competitors for executive talent are not necessarily limited to the companies included in our Peer Group. The MD&C Committee does not materially rely upon data from any individual company participating in any of the surveys in making compensation decisions.

•	Peer group data. The MD&C Committee also used compensation data obtained from SEC filings made by companies among our peer group to help us understand the industries in which we compete for talent. Peer group data is focused on elements of compensation for NEOs at companies with comparable revenues, market capitalization, industry focus, number of employees, global (multi-national) footprint, and other similar business related factors. Our 2015 peer group is listed below.

We generally weight survey data and peer group data equally; however, we place more emphasis on survey data when there is not sufficient peer group data.

2015 Peer Group

Upon review of the 2014 Peer Group and the agreed upon selection criteria which is noted below, the MD&C Committee, in conjunction with PM&P, determined no changes were required to the current selection of 18 publicly-traded companies to serve as the peer group for 2015. The following selection criteria were used in the development of the peer group:

•	Diversified industrial organizations;

•	Global (multi-national) footprint, operating in many individual locations (with approximately 30% or more of total revenues deriving from outside the United States);

•	Asset/capital intensive nature and/or long-term contract service providers; and

•	Sized to be approximately one half to 2.5 times our size as measured by revenues.

Companies included in the 2015 Peer Group were companies that had one or more business aspects that corresponded with one or more of the three main aspects of our business: M&M, Rail, and Industrial. For the Peer Group, median revenues for 2015 (2014 data was utilized to determine 2015 NEO compensation) were approximately $2.5 billion (as compared to the Company’s 2015 revenues of approximately $1.7 billion) and median market capitalization as of December 31, 2015 was approximately $2.6 billion (as compared to the Company’s 2015 market capitalization of approximately $631 million).

2015 Compensation Peer Group
Actuant Corporation	The Manitowoc Company, Inc.
AO Smith Corp.	Meritor, Inc.
Briggs & Stratton Corporation	Rexnord Corporation
Crane Co.	Snap-On Inc.
Curtiss-Wright Corporation	SPX Corporation
EnPro Industries, Inc.	Valmont Industries, Inc.
IDEX Corporation	Wabtec Corporation
ITT Corporation	Woodward, Inc.
Kennametal Inc.	Xylem Inc.

All components of the Company’s NEO compensation packages, as well as the aggregate target total compensation (the sum of base salary, target annual incentives, and target long-term incentives) levels for the NEOs, are initially targeted to the 50th percentile of similarly situated employees of companies in the comparison group and relevant survey data. Variation above or below the 50th percentile results when, in the judgment of the MD&C Committee, the value of the NEO’s experience, performance, scope and/or specific skills, together with his or her ability to impact business results, or other business conditions, justify the variation. Variation can also result based upon the terms of individually negotiated employment arrangements and year-to-year fluctuations in the peer group data and/or the survey data.

Initial Benchmarking

In reviewing base salaries, target total cash compensation, and target total compensation for 2015, the MD&C Committee initially targeted each NEO’s compensation opportunity at the 50th percentile of the combined peer group data and survey data. The MD&C Committee believes that NEOs should not be compensated at either the high or low end of compensation as compared to the market, but rather should receive a reasonable level of compensation based on both the Company’s overall performance and their individual performance. The MD&C Committee then sets final compensation amounts either above or below the initial benchmarks, taking specifically into account:

•	Differences in the scope of responsibilities held by the NEOs;

•	Performance (specifically the effect of what the MD&C Committee viewed as exceptional performance) of duties during a NEO’s tenure with Harsco;

•	Market requirements; and

•	Length of service with the Company in specific positions.

While past performance is considered by the MD&C Committee in setting current year target compensation opportunities, the effect of current performance is much more significant in determining the level at which those compensation opportunities are earned and paid out. Our program provides each NEO an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets.

Impact of NEO Individual Performance on 2015 Compensation

Consistent with our performance-oriented pay philosophy, the compensation structure for the President & CEO is designed to deliver approximately 19% of the annual compensation opportunity in the form of fixed pay (base salary) and the remaining 81% in the form of variable compensation (target annual incentive compensation and target long-term equity-based compensation). The actual amount of compensation realized by the CEO may vary from this target based upon performance evaluated under the terms of our variable compensation plans. Once per year, the MD&C Committee completes an evaluation with respect to the Company’s goals and objectives and makes a report to the Board. Based upon this assessment, the CEO’s compensation was set for the 2015 fiscal year, including base salary, annual incentive target, long-term equity-based compensation, perquisites, and other benefits. When evaluating the total level of CEO compensation for the 2015 fiscal year, the MD&C Committee considered the following information:

•	Personal performance against pre-established goals and objectives;

•	The Company’s performance and relative stockholder return; and

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

With respect to setting the compensation for the other NEOs, the MD&C Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive ranks;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	The value of the position in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and guiding principles.

Consistent with our pay for performance philosophy, target total direct compensation for our NEOs other than the President & CEO is designed to deliver approximately 65% variable compensation at target performance and 35% fixed compensation. The amounts of compensation actually realized by our NEOs will vary from the target awards based upon performance evaluated under the terms of our compensation plans.

Each year, the President & CEO presents his Organizational Leadership Review to the MD&C Committee to discuss the individual performance and potential of the other NEOs. Following this review, the President & CEO submits compensation recommendations to the MD&C Committee for each NEO. These recommendations address all elements of compensation, including base salary, target annual incentive compensation, long-term equity-based compensation, perquisites, and other benefits. In evaluating these compensation recommendations, the MD&C Committee considers information such as the NEOs individual performance, the performance of the Company, and the compensation of similarly situated executive officers as determined by the referenced benchmark data. The MD&C Committee takes into account all of the same considerations when making its compensation decisions for the President & CEO.

Elements of 2015 NEO Compensation Program

The key elements of our 2015 NEO compensation program are described in the following table:

Element	Description
Base Salary	• Fixed annual cash amount based on competitive salary data • Targeted to market median
Annual Incentive (AIP Awards)	• Variable, performance-based annual cash payment linked to and focused on strategic and financial short-term goals • Targeted to market median
Long-Term Incentive (LTIP Awards)

•     Variable, time- and performance-based annual award grant comprised of one-third its PSUs, one-third RSUs and one-third SARs

•     Realizable compensation based upon the intrinsic value of the Company’s Common Stock price performance

•     Targeted to market median

Perquisites and Personal Benefits	• Limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation package
Retirement Benefits

•     Defined contribution plans and pension plan benefits similar in form to benefits available to our other employees

•     Supplemental contributions available above Internal Revenue Code limits do not exceed amounts contributed below Internal Revenue Code limits

Post-Employment Payments	• Contingent in nature and generally payable only if an NEOs employment is terminated as specified under the terms of various plans and arrangements

Target Compensation Mix

As reflected in the following charts, the MD&C Committee approved a significant amount of each NEO’s target total compensation opportunity in the form of variable, rather than fixed, compensation.

The charts above include annual base salary, Target AIP and Target LTIP as of December 31, 2015. The Average Other NEO Target 2015 chart includes data for those NEOs, excluding the President & CEO, serving as executive officers as of December 31, 2015.

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. It is the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with the Company. Base salary is set at the MD&C Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group and survey data from a broader index of comparable companies, our business strategy, our short- and long-term performance goals, and individual factors, such as position, salary history, individual performance and contribution, an individual’s length of service with the Company, and placement within the general base salary range offered to our NEOs.

The annual base salary rates are effective on May 1st of the applicable fiscal year. The table below reflects the year-over-year changes in base salary approved by the MD&C Committee and effective as of December 31, 2015:

	Annual Base Salary Rate		% Increase
Executive	Effective May 1, 2014	Effective May 1, 2015
F. Nicholas Grasberger III	$780,000	$825,000	+6%
Peter F. Minan	$475,000	$490,000	+3%
Tracey L. McKenzie	$350,000	$360,000	+3%
Scott W. Jacoby	$300,000	$330,000	+10%
Scott H. Gerson	$300,000	$330,000	+10%

2015 AIP Awards

NEOs were eligible to participate in the 2015 AIP plan, which provides the opportunity to earn a performance-based cash incentive based on the achievement of near-term financial results and strategic goals. All NEOs were evaluated, in significant part, based on overall Company performance to improve financial results and drive stockholder value. In its decision-making authority, the MD&C Committee reviewed the targets as established based on the 2015 Annual Operating Plan that was set at the beginning of the year versus actual financial results. The MD&C Committee is given discretion to reduce (but not increase) the final payout amounts for the NEOs.

Setting 2015 AIP Award Opportunities

Target annual incentive opportunities are expressed as a percentage of base salary and payouts can range from 0% to 200% of target award amounts based on performance. Targets were established by the MD&C Committee based on the NEOs level of responsibilities and his or her ability to impact our overall results, as well as consideration of benchmarking data, as described on page 47.

	FY '15 Target AIP(1)	AIP Opportunity Range (% of Target Award Opportunity)
Executive		Below Threshold	Threshold	Target	Maximum
F. Nicholas Grasberger III	110%
Peter F. Minan	75%
Tracey L. McKenzie	65%	0% of Target	25% of Target	100% of Target	200% of Target
Scott W. Jacoby	75%
Scott H. Gerson	75%
(1)	As of December 31, 2015 expressed as a percentage of base salary.

AIP Performance Metrics and Payouts

Our annual cash incentive plan, the AIP, is intended to:

•      Hold our leadership team accountable for the efficient use of capital;

•      Drive growth;

•      Focus our executives on the achievement of pre-determined Harsco BUC goals; and

•      Ensure accountability towards delivering near-term commitments and consistent operating improvements.

What Is Harsco BUC?

Harsco BUC consists of two distinct components, including:

1)    Operating income (excluding the effect of certain special items as determined by the MD&C Committee) minus

2)    A fixed cost of capital rate applied to planned controllable net assets deployed.

Why Harsco BUC?

We believe this measure is appropriate for Harsco’s diverse portfolio of businesses because it:

1)    Provides a clear line-of-sight for AIP participants;

2)    Drives accountability towards delivering near-term commitments and consistent operating improvements; and

3)    Is easy to understand and administer.

For 2015, all AIP payouts for NEOs were entirely dependent upon achievement of BUC performance. Performance metrics, weights and goals were developed based upon our annual operating plans, as approved by the Board, to drive alignment with commitments made to our stockholders. Specific weightings between Harsco Consolidated BUC and Business Unit BUC for each NEO is presented in the table below:

BUC Weighting
Executive	Business Unit	Consolidated	Business Unit
F. Nicholas Grasberger III	Consolidated	100%	0%
Peter F. Minan	Consolidated	100%	0%
Tracey L. McKenzie	Consolidated	100%	0%
Scott W. Jacoby	Harsco Rail	50%	50%
Scott H. Gerson	Harsco Industrial	50%	50%

In developing the Consolidated Harsco BUC goals, we established the threshold, target and maximum levels by starting with the first component – our Operating Income target as approved by the Board of Directors in our annual operating plan. For 2015, we developed a reasonable range around this target using an 85% to 115% scale for threshold and maximum, respectively. We then apply the second component – a fixed cost of capital rate applied to planned controllable net assets deployed. The Operating Income metric at threshold, target and maximum is then reduced by the fixed cost of capital (which is applied consistently across all performance levels) to derive the final BUC result at each performance level.

The 2015 BUC goals at the Harsco Consolidated level are presented in the table below:

Performance Level	Harsco Operating Income Goal (% of Target)(1)		Fixed Capital Charge		Harsco Consolidated BUC ($ Millions)	AIP Payout Factor (% of Target)(2)
Maximum	115%	-	Fixed cost of capital rate applied to planned controllable net assets deployed	=	$55.5	200%
Target	100%	-		=	$30.0	100%

Threshold	85%	-		=	$4.5	25%
Below Threshold	< 85%	-		=	<$4.5	0%
(1)	As adjusted for special items.
(2)	Payouts are linearly interpolated between the achievement levels.

For 2015, the Harsco Consolidated BUC target was $30 million, which is based on (1) an operating income target minus (2) a fixed cost of capital rate applied to planned controllable net assets deployed. Actual Harsco Consolidated BUC achieved was below the threshold resulting in a 0% payout factor under the plan.

At the business unit level, Messrs. Jacoby and Gerson’s incentive awards are determined using an equal weighting between Harsco Consolidated BUC and business unit BUC. For 2015, BUC performance for Harsco Rail was 96% of target and Harsco Industrial was 88% of target, resulting in payout factors of 83% for Mr. Jacoby and 48% for Mr. Gerson on the business unit component.

The 2015 AIP calculations and results were as follow for the NEOs:

	FY '15 Target AIP(1)	BUC Payout Factor Achieved
Executive		Consolidated		Business Unit		Result (2)	AIP Earned
F. Nicholas Grasberger III	$891,190	0%	+	NA	=	0%	$0
Peter F. Minan	$363,793	0%	+	NA	=	0%	$0
Tracey L. McKenzie	$231,858	0%	+	NA	=	0%	$0
Scott W. Jacoby	$240,086	0%	+	83%	=	41.5%	$99,636
Scott H. Gerson	$240,086	0%	+	48%	=	24.0%	$57,621
(1)	Reflects 2015 pro-rated effective base salary x target AIP percent.
(2)	For Mr. Jacoby and Mr. Gerson, the combined payout factor reflects the combination of Consolidated and Business Unit results.

Long-Term Incentive Awards

The MD&C Committee’s philosophy where long-term compensation is balanced between performance-based and service-based pay, helps us achieve alignment of stockholder and executive interests by:

•	Rewarding NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock by management, including via our stock ownership guidelines;

•	Fostering teamwork that drives improved performance; and

•	Providing us with a means to retain and motivate high-caliber executives needed to attain our desired performance goals.

2015 Long-Term Incentives

Over the last several years, our LTIP has evolved with our changing business model, feedback from our stockholders and market trends to achieve the appropriate balance of risk, retention and performance. Beginning in 2014, we included PSUs as a component of the LTIP for our Executive Leadership Team and reduced the proportion of SARs so that PSUs, SARs, and RSUs are all equally weighted. We maintained this mix in 2015 for all NEOs.

•	One-third of the award value is granted in the form of PSUs, which “cliff” vest at the end of a three-year performance period. The performance period for the 2015 grant is from January 1, 2015 through December 31, 2017. The objective of PSUs is to align pay with performance and reward contributions to Harsco stock performance relative to our market peers. Harsco TSR performance relative to the S&P Midcap 400 Index will determine the number of shares delivered at the end of the three-year performance cycle as follows (achievement will be interpolated between the various performance points on the table):

Performance Level	Index Percentile Achievement	Payout as a % of Target
Maximum	75th	200%
Target	50th	100%
Threshold	25th	25%
Below Threshold	Below 25th	0%

•	There is no payout if absolute TSR is negative for the performance cycle. TSR is calculated based on the 30-day average stock price prior to the beginning of the performance period and on the 30-day average stock price at the end of the performance cycle. All dividends are assumed to have been re-invested on the ex-dividend date. The initial number of PSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. However, the actual accounting value of the award may differ from the grant value; realized value will be based on performance and stock price over time. At the vesting date, any earned awards are settled as shares of Harsco Common Stock. Participants will also receive accumulated dividend equivalents on the ending number of shares delivered at the end of the performance period.

•	One-third of the award value is granted in the form of stock-settled SARs with a 10-year expiration term, which vest ratably over three years. At the exercise date, awards are settled as shares of Harsco Common Stock. The objective of SARs is to reward contributions to long-term stock value growth.

•	One-third of the award value is granted in the form of time-vested RSUs, which “cliff” vests after three years. At the vesting date, any awards are settled in shares of Harsco Common Stock. The objective of the RSUs is to reward contributions and continued employment (retention) with the Company. The number of RSUs granted is based on the closing price of Harsco Common Stock on the date of the grant. Dividend equivalents are paid on RSUs quarterly through the regular payroll processes.

As has been our practice historically, for the LTIP award cycle granted in 2015, the MD&C Committee and the Board established the grant level for each NEO as a percentage of that NEO’s actual salary. The MD&C Committee and the Board set target values for the 2015 LTIP awards with the intent that each NEO’s total direct compensation opportunity falls within a reasonable range of the market median for the NEO’s position. See the “Grants of Plan-Based Awards in Fiscal 2015” table on page 62 for more information.

Other Compensation Elements

During 2015, we provided our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	Defined benefit pension plan participation (frozen as to the one participating NEO; no other NEOs were eligible to participate); and

•	401(k) plan participation.

Since defined benefit plan accruals for Harsco’s U.S. executives were frozen effective December 31, 2008, we continue to note the change in pension value representing the net effect of interest adjustments (i.e., change in present value due to shortening of the discount period) and changes in assumptions used to estimate present values. These changes do not reflect increases in compensation or additional service credits for Mr. Jacoby. The decrease in present value compared to last year is primarily due to a higher discount rate assumption and lower longevity inherent in the new mortality improvement assumption; the shortening of the discount period partially offset these decreases. Our NEOs are also eligible to participate in the Non-Qualified Retirement Savings and Investment Plan, which supplements the Retirement Savings and Investment Plan (the “RSIP”) with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We provided other benefits to certain NEOs during 2015. While rarely used, the Board maintains a policy regarding our President & CEO’s personal use of our corporate aircraft. In the event of personal use of the corporate aircraft, our President & CEO is taxed on the imputed income attributable to personal use of our aircraft, and our President & CEO does not receive a tax gross-up from us with respect to such imputed amounts.

Our philosophy in providing perquisites and other personal benefits to our NEOs is to position the aggregate of these benefit amounts at levels that are competitive with those provided by our peer group companies, as well as a larger group of companies within the general industry that are similarly situated to us in terms of overall size and relative performance. We believe that the other benefits we provided to our NEOs were necessary to help us attract and retain our senior executive team and that the values of these benefits were reasonable, competitive, and consistent with the overall executive compensation program.

For more information on the perquisites and certain other benefits provided to the NEOs in 2015, see the All Other Compensation Table that serves as a supplement to the 2015 Summary Compensation Table.

Employment Arrangements with NEOs

The Company is not a party to any employment agreements with its NEOs. Additionally, no offer letter arrangements were engaged in between our NEOs and the Company in 2015.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with Messrs. Grasberger, Minan, Jacoby, Gerson and Ms. McKenzie.

These change in control severance agreements reflect what we believe to be a market-based approach to a potential change in control scenario and incorporated several stockholder-favored compensation practices, including:

•	“Double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•	No excise tax gross-ups on severance benefits (each NEO will either pay the excise taxes on his or her severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

Mr. Grasberger is entitled to receive double-trigger severance benefits equal to three times his highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus three times his highest target annual incentive for the year of termination. Each of Messrs. Minan, Jacoby, Gerson and Ms. McKenzie is entitled to receive double-trigger severance benefits equal to two times his or her highest base salary in effect during the period beginning 90 days prior to the change in control through the date of termination, plus two times his or her target annual incentive for the year of termination. Each change in control severance agreement provides for a rolling three-year term that renews each year, subject to certain exceptions.

The change in control severance agreements are reviewed on a regular basis, though not necessarily as part of the annual compensation review.

The MD&C Committee believes that the change in control severance agreements serve the following purposes:

•	Assure that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•	Help ensure that, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interest as well as the best interests of our stockholders, without concern for his or her position or financial well-being; and

•	Protect us by retaining key talent in the face of corporate changes.

Separation Arrangements

On May 11, 2015, Harsco Corporation and A. Verona Dorch entered into a Separation Agreement and General Release further to the separation date of March 10, 2015. Under this Separation Agreement, Ms. Dorch received or will receive:

•	a cash payment of $380,000;

•	a cash payment of $150,000 representing payment for 2015 annual incentive compensation;

•	a cash payment of $242,056 representing payments for unvested long-term incentive compensation;

•	a cash payment of $4,872 representing unused vacation time;

•	a cash payment of $176,329 representing the payment for 2014 AIP;

•	health insurance premiums for the continuation of health insurance coverage under COBRA for a period of up to 12 months from the Separation Date; and

•	a cash reimbursement of up to $7,500 for outplacement services.

Under the Separation Agreement, all of Ms. Dorch’s outstanding unvested equity compensation awards granted to her by the Company were terminated as of the separation date and forfeited without additional consideration, and Ms. Dorch is subject to certain non-disparagement and confidentiality provisions as well as restrictions outlined in the non-compete and non-disclosure clauses of her agreement. Ms. Dorch also executed a general release of claims against us and we agreed to release Ms. Dorch from claims to the extent they were suspected or known to the Company. Ms. Dorch agreed to make herself available to us for a reasonable period of four months to provide assistance and information necessary to transition her job effectively.

On August 5, 2015, Harsco Corporation and Richard E. Lundgren, Jr. entered into a Separation Agreement and General Release further to a separation date of July 16, 2015. Under this Separation Agreement, Mr. Lundgren received or will receive:

•	a cash payment of $450,000;

•	a cash payment of $12,403 representing unused vacation time;

•	health insurance premiums for the continuation of health insurance coverage under COBRA for a period of up to 12 months from the Separation Date;

•	a cash reimbursement of reasonable costs to relocate his personal property not to exceed $2,500; and

•	a cash reimbursement of up to $7,500 for outplacement services.

Under the Separation Agreement, all of Mr. Lundgren’s outstanding unvested equity compensation awards granted to him by the Company were terminated as of the separation date and forfeited without additional consideration, and Mr. Lundgren is subject to certain non-disparagement and confidentiality provisions as well as restrictions outlined in the non-compete and non-disclosure clauses of his agreement. Mr. Lundgren also executed a general release of claims against us and we agreed to release Mr. Lundgren from claims to the extent they were suspected or known to the Company. Mr. Lundgren agreed to make himself available to us for a reasonable period of four months to provide assistance and information necessary to transition his job effectively.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to NEOs. These events and amounts are more fully explained under the heading “Termination or Change in Control Arrangements” beginning on page 69 of this Proxy Statement.

Stock Ownership Guidelines

In 2015, we continued to maintain stock ownership guidelines that applied to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our LTIP awards. No shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception that will be administered by the MD&C Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at peer group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is encouraged to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels (based on fair market value as measured periodically) for each NEO for 2015 were as follows:

Name	Three Times Salary	Six Times Salary
F. Nicholas Grasberger III		✓
Peter F. Minan	✓
Tracey L. McKenzie	✓
Scott W. Jacoby	✓
Scott H. Gerson	✓

Our NEOs have five years from the date they are first granted LTIP awards to comply with the guidelines. If a NEO is promoted into a position with greater ownership requirements, that individual has five additional years to comply with the new guideline. All common stock held by the NEOs, whether acquired as a result of an LTIP award or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Unvested stock options and unvested SARs are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the MD&C Committee to determine the cause of such failure and to develop an appropriate corrective action plan.

At December 31, 2015, none of the current NEOs owned stock at a value that meets the ownership guidelines, but Mr. Grasberger, Mr. Minan and Ms. McKenzie were within the five-year phase-in period and were in compliance with the guidelines. 2015 was the end of the five-year phase-in period for Mr. Jacoby and Mr. Gerson. Although they had been tracking toward their guidelines, the recent share price decline has reduced the value of their holdings such that they do not currently meet the 3x salary guideline. The MD&C Committee is monitoring their progress toward meeting this guideline subject to stock price fluctuation.

Right to Recover Incentive Compensation

Consistent with the Dodd-Frank Act, the Company and the Board reserve the right to recover (or “clawback”) from certain current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, under the following circumstances:

•	There is a restatement of Company financials due to material noncompliance with any financial reporting requirement;

•	The Board determines that the current or former employee has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties that contributed to the noncompliance that resulted in the requirement to restate Company financials; and

•	The cash incentive or performance-based equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results.

These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct.

Hedging Policy

Consistent with the Dodd-Frank Act, the Company’s Insider Trading Policy prohibits all Board members, employees, including corporate officers, from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company securities (or “hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Policy Regarding Tax and Accounting Impact on Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one taxable year by publicly-traded corporations to their CEO and the next three most highly compensated executive officers (with the exception of the CFO for public companies other than “smaller reporting companies”) serving at the end of the fiscal year. Qualified “performance-based compensation” as defined under Section 162(m) is not subject to the limits on deductibility, provided such compensation meets certain requirements, including stockholder approval of the material terms of the compensation.

We may, to the extent practicable, seek to preserve this deductibility of compensation paid to our NEOs while maintaining a compensation program that effectively attracts and retains high performing executives in a highly competitive environment. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs. As a result, we may from time to time choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our and our stockholders’ best interests.

Compensation Committee Report

The MD&C Committee has reviewed and discussed the Compensation Discussion & Analysis set forth above with management. Based on this review and discussion, the MD&C Committee recommended to the Board that the Compensation Discussion & Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Proxy Statement for our 2016 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

T. D. Growcock, Chairman

J. F. Earl

S. E. Graham

P. C. Widman

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

Compensation Policies and Practices as They Relate to Risk Management

In 2015, Pay Governance, along with Senior Management, reviewed our compensation policies and practices for all employees. They concluded, and the MD&C Committee concurred, that any risks arising from our policies and practices are not reasonably likely to have a material adverse impact on the Company. In addition, we reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risk taking.

The findings of these reviews indicated that:

•	Our compensation program provides a balance between our short-term and long-term goals and objectives;

•	Under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	Incentive awards are capped by the MD&C Committee; and

•	Stock ownership guidelines, the clawback policy, and prohibition on hedging mitigate excessive risk taking.

Furthermore, as described above, compensation decisions may include the subjective use of negative discretion, which has the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2015 Summary Compensation Table

The following table presents the compensation provided to our NEOs for services rendered to us in 2013, 2014 and 2015, as applicable:

Name and Principal Position	Year (6)	Salary ($)	Bonus ($)(7)	Stock Awards ($)(8)(9)	Option Awards ($)(9)(10)	Non-equity Incentive Plan Compensation ($)(11)	Change in Pension Value and Nonqualified Earnings ($)(12)	All Other Compensation ($)	Total ($)
F. Nicholas Grasberger III (1)
President & Chief Executive Officer	2015	$809,596	$0	$1,547,678	$825,733	$0	$0	$130,057	$3,313,064
	2014	$660,885	$0	$1,894,679	$1,005,078	$498,477	$0	$57,620	$4,116,739
	2013	$363,462	$80,000	$312,477	$451,882	$0	$0	$20,516	$1,228,337
Peter F. Minan (2)
SVP & Chief Financial Officer	2015	$484,865	$0	$459,631	$245,216	$0	$0	$35,683	$1,225,395
	2014	$62,115	$150,000	$108,977	$64,113	$0	$0	$949	$386,154
Tracey L. McKenzie (3)
SVP & Chief Human Resources Officer	2015	$356,577	$0	$225,133	$120,108	$0	$0	$41,586	$743,404
Scott W. Jacoby
SVP & Group President, Harsco Rail	2015	$319,731	$0	$206,371	$110,097	$99,636	$0	$40,941	$776,776
	2014	$291,538	$0	$197,440	$100,001	$244,060	$38,060	$29,330	$900,429
	2013	$271,654	$0	$62,455	$134,127	$0	$0	$33,814	$502,050
Scott H. Gerson
SVP & Group President, Harsco Industrial	2015	$319,731	$0	$206,371	$110,097	$57,621	$0	$38,902	$732,722
	2014	$291,538	$0	$197,446	$100,001	$196,656	$0	$31,168	$816,809
	2013	$271,654	$0	$62,455	$134,127	$109,751	$0	$33,441	$611,428
A. Verona Dorch (4)
Former Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2015	$76,000	$0	$0	$0	$0	$0	$793,431	$869,431
	2014	$354,615	$0	$427,795	$216,672	$176,329	$0	$31,914	$1,207,325
	2013	$339,962	$0	$93,519	$200,833	$0	$0	$34,469	$668,783
Richard E. Lundgren, Jr. (5)
Former SVP & Group President, Harsco Metals and Minerals	2015	$240,673	$50,000	$351,747	$187,667	$0	$0	$521,917	$1,352,004
	2014	$310,577	$50,000	$849,636	$177,088	$123,912	$0	$101,004	$1,612,217

(1)	Mr. Grasberger was named Senior Vice President & Chief Financial Officer effective April 22, 2013, President & Chief Operating Officer of the Company effective April 8, 2014, and President & Chief Executive Officer effective August 1, 2014.

(2)	Mr. Minan joined the Company as Chief Financial Officer effective November 11, 2014.

(3)	Ms. McKenzie joined the Company as Chief Human Resources Officer effective September 2, 2014. On April 28, 2015, Ms. McKenzie’s title changed to Senior Vice President & Chief Human Resources Officer.

(4)	Ms. Dorch’s separation date from the Company was March 10, 2015.

(5)	Mr. Lundgren’s separation date from the Company was July 16, 2015.

(6)	Amounts are not reported for 2013 and 2014 if the executive was not an NEO in those years.

(7)	The amounts shown in this column represent sign-on bonuses in connection with their offers to begin employment for Mr. Grasberger in 2013, Mr. Minan in 2014 and Mr. Lundgren in 2014 and 2015.

(8)

The amounts in this column reflect the aggregate grant date fair values (computed in accordance with FASB ASC Topic 718) of the RSU and PSU portion of the LTIP awards, as well as promotion grants of RSUs and PSUs made to

Mr. Grasberger in 2014, a one-time sign-on award of RSUs and PSUs granted to Mr. Minan in 2014, a one-time retention award of RSUs and PSUs granted to Ms. Dorch in 2014, and a one-time sign-on award of RSUs granted to Mr. Lundgren in 2014. The actual value, if any, realized by the executives for these awards is a function of the value of the underlying shares if and when these awards vest and the level of attainment of the applicable performance goal. The above information does not reflect an estimate for forfeitures.

The amounts for the PSUs granted in 2015 reflect a Monte-Carlo simulation that considers the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan-Based Awards” table below. The following are the values of the 2015 PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Grasberger ($1,445,364); Mr. Minan ($429,246); Ms. McKenzie ($210,250); Mr. Jacoby ($192,728); Mr. Gerson ($192,728); and Mr. Lundgren ($328,494).

(9)	See Note 14, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions used by us to calculate these grant date fair values.

(10)	The amounts shown in this column for 2015 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the SAR portion of the 2015 LTIP awards. These amounts may not represent actual compensation that will be realized by the NEOs with respect to these awards, but instead represent the grant date fair value of the awards for accounting purposes, as required to be shown in this table by SEC rules. In order for each NEO to realize any value upon exercise of the SARs, the market price of our Common Stock must remain above $16.53 per share. Any amounts that may become payable to the NEOs with respect to these awards are also subject to the service-based vesting criteria described above under the heading “Long-Term Incentive Awards” in the CD&A.

(11)	The amounts shown in this column reflect the actual AIP award payout (if any) for each NEO, as applicable, as approved by the MD&C Committee based on the achievement of the pre-determined financial objectives as further described above in the CD&A. Ms. Dorch and Mr. Lundgren did not participate in the 2015 AIP. Mr. Minan was not eligible to participate in the 2014 AIP because of the timing of his start with the Company.

(12)	Mr. Jacoby’s pension value decreased in 2015 by $6,651; however, pursuant to the SEC reporting requirements specifying that a negative pension value should not be reflected in in the Summary Compensation Table, a zero value is shown for Mr. Jacoby for 2015.

All Other Compensation

The following table summarizes the incremental cost of perquisites and other benefits provided to our NEOs in 2015, and describes the benefits included in the “All Other Compensation” column of the 2015 Summary Compensation Table:

All Other Compensation	Year	F. Nicholas Grasberger, III	Peter F. Minan	Tracey L. McKenzie	Scott W. Jacoby	Scott H. Gerson	A. Verona Dorch	Richard E. Lundgren, Jr.
Personal use of corporate aircraft (1)	2015	$4,213	-	-	-	-	-	-
Company contributions to qualified plan	2015	$10,600	$5,115	$10,600	$10,600	$10,600	$1,169	$8,128
Dollar value of life insurance premiums paid by Company or on our behalf	2015	$960	$960	$960	$960	$960	$186	$521
Dollar value of health insurance premiums paid by Company or on our behalf	2015	$16,853	$10,933	$16,853	$10,938	$10,796	$3,262	$9,151
Dollar value of long-term disability premiums paid by us or on our behalf	2015	$600	$600	$600	$600	$600	$116	$326
Company contributions under Non-Qualified Restoration Plan	2015	$41,723	$8,795	$5,513	$11,952	$10,055	$0	$5,014
Dividend Equivalents (2)	2015	$55,108	$9,280	$7,060	$5,891	$5,891	$1,713	$18,385
Severance payments and benefits (3)	2015	$0	$0	$0	$0	$0	$786,985	$480,392
Total	2015	$130,057	$35,683	$41,586	$40,941	$38,902	$793,431	$521,917

(1)	The amounts reported reflect the value of Mr. Grasberger’s personal use of corporate aircraft. This value is calculated as the incremental cost to us of such use. Incremental costs are calculated based on the variable operating costs to us. Variable operating costs consist of trip-specific costs including fuel, catering, mileage, maintenance, labor and parts, reserve for engines and other service-life limited parts, crew expenses, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. During 2015, Mr. Grasberger’s spouse accompanied him on four business flights on corporate aircraft, his son accompanied Mr. Grasberger on two flights and his daughter accompanied Mr. Grasberger on two flights. The amount reported reflects the aggregate incremental cost for his family’s presence on those flights.

(2)	The amounts reported consist of cash dividend equivalents earned on restricted stock unit grants made after April 1, 2014 (cash dividend equivalents are only paid on unvested RSU grants made after April 1, 2014).

(3)	Amounts for Ms. Dorch and Mr. Lundgren reflect payments received (or to be received) pursuant to the terms of their Separation Agreements, the terms of which are described in detail under the heading “Separation Arrangements”.

2015 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the NEOs during 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of shares of Stock or Units RSUs (#)(3)	Option Awards: Number of Securities or Underlying Options SARs (#)(4)	Exercise or Base Price of SAR/ Option Awards ($)	Grant Date Fair Value of Stock and SAR/Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
F. Nicholas Grasberger III
		$222,797	$891,190	$1,782,380
	5/8/2015				12,477	49,909	99,818				$722,682
	5/8/2015							49,909			$824,996
	5/8/2015								243,579	$16.53	$825,733
Peter F. Minan
		$90,948	$363,793	$727,586
	5/8/2015				3,706	14,822	29,644				$214,623
	5/8/2015							14,822			$245,008
	5/8/2015								72,335	$16.53	$245,216
Tracey L. McKenzie
		$57,965	$231,858	$463,716
	5/8/2015				1,815	7,260	14,520				$105,125
	5/8/2015							7,260			$120,008
	5/8/2015								35,430	$16.53	$120,108
Scott W. Jacoby
		$60,022	$240,086	$480,172
	5/8/2015				1,664	6,655	13,310				$96,364
	5/8/2015							6,655			$110,007
	5/8/2015								32,477	$16.53	$110,097
Scott H. Gerson
		$60,022	$240,086	$480,172
	5/8/2015				1,664	6,655	13,310				$96,364
	5/8/2015							6,655			$110,007
	5/8/2015								32,477	$16.53	$110,097
A. Verona Dorch (5)

Richard E. Lundgren, Jr. (6)

	5/8/2015				2,836	11,343	22,686				$164,247
	5/8/2015							11,343			$187,500
	5/8/2015								55,359	$16.53	$187,667

(1)	These columns reflect 2015 AIP award opportunities, which awards were made pursuant to the 2013 Equity and Incentive Compensation Plan and are described more fully beginning on page 49 of this Proxy Statement. Target amounts reflect 2015 pro-rated effective base salary x target AIP percent. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values. Actual payouts with respect to these awards for 2015 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table.

(2)	These columns reflect the range of 2015 PSU award opportunities. Threshold amounts represent approximately 25% of target values, and maximum amounts represent 200% of target values.

(3)	This column reflects the RSU component of the 2015 LTIP awards granted to the NEOs, under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These RSUs will “cliff” vest and be settled after three years assuming continued service through the vesting date.

(4)	This column reflects the SAR component of the 2015 LTIP awards granted to the NEOs, which were granted under our 2013 Plan and are described more fully under the heading “Long-Term Incentive Awards” in the CD&A. These SARs will vest ratably over three years and expire 10 years from the date of grant.

(5)	Ms. Dorch was not employed by Harsco at the time of the May 2015 LTIP grant and did not participate in the 2015 AIP plan.

(6)	Mr. Lundgren forfeited all unvested LTIP awards upon his resignation and did not participate in the 2015 AIP plan.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards for the NEOs as of December 31, 2015:

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
F. Nicholas Grasberger, III
	0	243,579	$16.53	5/8/2025
	28,096	56,194	$25.11	8/1/2024
	17,300	34,600	$23.25	4/7/2024
	26,348	39,524	$22.70	5/9/2023
							92,159	$181,553
					107,469	$846,856
Peter F. Minan
	0	72,335	$16.53	5/8/2025
	4,133	8,268	$20.48	11/25/2024
							18,728	$36,894
					18,728	$147,577
Tracey L. McKenzie
	0	35,430	$16.53	5/8/2025
	5,269	10,539	$23.43	9/15/2024
							12,240	$24,113
					12,240	$96,451
Scott W. Jacoby
	0	32,477	$16.53	5/8/2025
	4,085	8,170	$25.93	5/9/2024
	7,820	11,732	$22.70	5/9/2023
	9,355	6,238	$23.73	3/15/2022
	31,851	0	$31.75	1/24/2018
	3,149	0	$31.75	1/24/2018
							10,512	$20,709
					13,572	$106,947
Scott H. Gerson
	0	32,477	$16.53	5/8/2025
	4,085	8,170	$25.93	5/9/2024
	7,820	11,732	$22.70	5/9/2023
	9,355	6,238	$23.73	3/15/2022
	31,851	0	$31.75	1/24/2018
	3,149	0	$31.75	1/24/2018
							10,512	$20,709
					13,572	$106,947
A. Verona Dorch

Richard E. Lundgren, Jr.

(1)	These columns reflect the following awards:

(a)	For Mr. Grasberger, Mr. Minan, Ms. McKenzie, Mr. Jacoby and Mr. Gerson (first entry in these columns), the SARs granted on May 8, 2015;

(b)	For Mr. Grasberger (the second entry in these columns), SARs granted on August 1, 2014;

(c)	For Mr. Minan (the second entry in these columns), SARs granted on November 25, 2014;

(d)	For Mr. Grasberger (the third entry in these columns), SARs granted on April 7, 2014;

(e)	For Ms. McKenzie (second entry in these columns), SARs granted on September, 15, 2014;

(f)	For Mr. Jacoby and Mr. Gerson (the second entry in these columns), SARs granted on May 9, 2014;

(g)	For Mr. Grasberger (the fourth entry in these columns) and Mr. Jacoby and Mr. Gerson (the third entry in these columns), SARs granted on May 10, 2013;

(h)	For Mr. Jacoby and Mr. Gerson (the fourth entry in these columns), SARs granted on March 16, 2012;

(i)	For Mr. Jacoby and Mr. Gerson (the fifth and sixth entries in these columns), stock options granted January 25, 2011; and

(j)	For Ms. Dorch and Mr. Lundgren, all unvested equity positions were forfeited upon separation from the company.

2012 and 2013 SARs grants vest and become exercisable in five equal installments on the first five anniversaries of the date of grant. The 2014 and 2015 SARs grants vest and become exercisable in three equal installments on the first three anniversaries of the date of grant. The stock options vest and become exercisable three years after the grant date. The exercise prices for the SARs and options granted in 2012 and 2011 are equal to the average of the high and low price of our Common Stock on the date of grant. The grants of SARs and options in 2012 and 2011 were made pursuant to the 1995 Plan. The exercise prices for the SARs granted in 2013, 2014 and 2015 are equal to the closing price of our Common Stock on the date of grant. 2013, 2014 and 2015 SARs grants were made pursuant to the 2013 Plan.

(2)	The stock awards reflected in this column consist of:

(a)	The following number of RSUs granted to Mr. Grasberger on April 7, 2014, August 1, 2014 and May 8, 2015, to Mr. Minan on November 25, 2014 and May 8, 2015, to Ms. McKenzie on September 15, 2014 and May 8, 2015 and to Messrs. Jacoby and Gerson on May 9, 2014 and on May 8, 2015, which in each case will “cliff” vest three years after the grant date: Mr. Grasberger, 15,700 RSUs, 26,550 RSUs and 49,909 RSUs; Mr. Minan, 3,906 RSUs and 14,822 RSUs; Ms. McKenzie, 4,980 RSUs and 7,260 RSUs; Mr. Jacoby and Mr. Gerson, 3,857 RSUs; Mr. Jacoby and Mr. Gerson, 6,655 RSUs; and

(b)	The following number of RSUs granted to Mr. Grasberger, Mr. Jacoby and Mr. Gerson on May 10, 2013, which in each case will “cliff” vest three years after the grant date: Mr. Grasberger, 15,310 RSUs (Mr. Grasberger’s May 10, 2013 RSU grants consisted of two separate awards: 10,310 RSUs were awarded under the terms of the normal annual LTIP grant and 5,000 RSUs were granted as a special one-time award per his offer letter for initial employment as CFO); and Mr. Jacoby, 3,060 RSUs and Mr. Gerson, 3,060 RSUs.

(3)	The market value was computed by multiplying the closing market price of our stock on December 31, 2015 ($7.88) by the number of RSUs and estimated shares in the previous column.

(4)	The stock awards reflected in this column consist of the threshold numbers of PSUs based on:

(a)	target grants of 15,700 and 26,550 PSUs made to Mr. Grasberger on April 7, 2014 and August 1, 2014, which in each case will “cliff” vest on December 31, 2016 based on performance for the three-year period ended December 31, 2016;

(b)	a target grant of 3,906 PSUs made to Mr. Minan on November 25, 2014, which will “cliff” vest on December 31, 2016 based on performance for the three-year period ended December 31, 2016;

(c)	a target grant of 4,980 PSUs made to Ms. McKenzie on September 15, 2014, which will “cliff” vest on December 31, 2016 based on performance for the three-year period ended December 31, 2016;

(d)	target grants of 3,857 PSUs made to Messrs. Jacoby and Gerson, respectively, on May 9, 2014, which will “cliff” vest on December 31, 2016 based on performance for the three-year period ended December 31, 2016; and

(e)	target grants of 49,909, 14,822, 7,260 and 6,655 PSUs made to Mr. Grasberger, Mr. Minan, Ms. McKenzie, and Messrs. Jacoby and Gerson, respectively, on May 8, 2015, which will “cliff” vest on December 31, 2017 based on performance for the three-year period ended December 31, 2017.

(5)	The market value was computed by multiplying the closing market price of our stock on December 31, 2015 ($7.88) by the threshold number of PSUs (one quarter of the target amount) in the previous column.

2015 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
F. Nicholas Grasberger, III	-	-	-	-
Peter F. Minan	-	-	-	-
Tracey L. McKenzie	-	-	-	-
Scott W. Jacoby	-	-	17,168	$269,368
Scott H. Gerson	-	-	17,168	$269,368
A. Verona Dorch	-	-	-	-
Richard E. Lundgren, Jr.	-	-	-	-

(1)	For Mr. Jacoby and Mr. Gerson, the number of shares in this column consists of the shares earned in settlement of the time-based portion of the LTIP awards for the 2012—2015 award cycle, which pursuant to the terms of the 1995 Plan, vested on two dates: January 23, 2015, there were 15,000 restricted stock units vested at a fair market value of $15.602, and on March 16, 2015, there were 2,168 restricted stock units vested at a fair market value of $16.30. The fair market value is based on the average of the high and low sales prices of our Common Stock on these respective dates.

2015 Pension Benefits Table

The following table describes pension benefits provided to the NEOs:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
F. Nicholas Grasberger, III
	Harsco Employees' Pension Plan	N/A	N/A	N/A
Peter F. Minan
	Harsco Employees' Pension Plan	N/A	N/A	N/A
Tracey L. McKenzie
	Harsco Employees' Pension Plan	N/A	N/A	N/A
Scott W. Jacoby
	Harsco Employees' Pension Plan	8.667	$ 147,694	$0
Scott H. Gerson
	Harsco Employees' Pension Plan	N/A	N/A	N/A
A. Verona Dorch
	Harsco Employees' Pension Plan	N/A	N/A	N/A
Richard E. Lundgren, Jr.
	Harsco Employees' Pension Plan	N/A	N/A	N/A

(1)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the NEOs, which will only be known at the time that they become eligible for payment.

Retirement Plans

Only one NEO, Mr. Jacoby, is covered under the Harsco Employees’ Pension Plan (the “HEPP”). As described below, pension benefits were frozen effective December 31, 2008 under the HEPP. All other U.S.-based officers are now covered by the RSIP, as described in the narrative disclosure to the 2015 Nonqualified Deferred Compensation Table.

The HEPP is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are generally reduced, although the HEPP provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The HEPP also provides for a pre-retirement death benefit payable to a beneficiary designated by the participant for participants who die after qualifying for benefits.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the HEPP is equal to a total of 1.2% times final average compensation times years of service, up to a maximum of 33 years (the initial product), plus 1.5% times the initial product times years of service in excess of 33 years, but not in excess of 40 years. Final average compensation under the HEPP is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment.

Effective January 1, 2003, the HEPP was amended to reduce the amount of non-discretionary incentive compensation included in aggregate compensation from 100% to 50% for benefit amounts paid on or after that date. The amendments also reduced the multiplier applied to average compensation under the HEPP from 1.3% to 1.2%. Notwithstanding these amendments, no participant’s retirement benefit under the HEPP was reduced below the amount of benefit accrued at December 31, 2002.

The HEPP was amended again on December 31, 2003 to provide that no additional years of service would be credited to any of our salaried employees after that date, provided, however, that compensation earned for services performed after December 31, 2003 would continue to be included in determining final average compensation under the HEPP. The HEPP was further amended effective December 31, 2008 to provide that compensation earned after that date would not be included in determining final average compensation. As a result of this action and the December 31, 2003 freeze on pension benefit accrual service, the HEPP’s accrued pension benefits were frozen as of December 31, 2008. We do not provide retiree medical or retiree life insurance benefits to our executive officers.

2015 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the NEOs:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
F. Nicholas Grasberger, III
	Non-Qualified Restoration Plan	$0	$41,723	-$ 752	$ 0	$65,586
Peter F. Minan
	Non-Qualified Restoration Plan	$0	$8,795	$ 67	$ 0	$8,862
Tracey L. McKenzie
	Non-Qualified Restoration Plan	$0	$5,513	-$ 15	$ 0	$5,498
Scott W. Jacoby
	Non-Qualified Restoration Plan	$0	$11,952	-$ 173	$ 0	$73,952
Scott H. Gerson
	Non-Qualified Restoration Plan	$0	$10,055	-$13,525	$ 0	$27,663
A. Verona Dorch (4)
	Non-Qualified Restoration Plan	$0	$ 0	$2,904	$21,788	$ 0
Richard E. Lundgren, Jr. (4)
	Non-Qualified Restoration Plan	$0	$5,014	-$ 609	$ 0	$8,428

(1)	This column reflects amounts contributed by us to the bookkeeping account maintained for each applicable NEO under our NQ RSIP. The NQ RSIP is an unfunded plan, and contributions are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which participants are entitled. The amounts reported in this column are reported as compensation for 2015 in the Summary Compensation Table under the “All Other Compensation” column.

(2)

Aggregate earnings in 2015 include (a) earnings on the bookkeeping account maintained for the applicable NEO under the NQ RSIP, credited at the same rates of return as those applicable to the investment fund(s) selected by the NEO under the RSIP; and (b) as applicable, dividend equivalents credited to the portion of each applicable NEOs’ bookkeeping account, if any, deemed to be invested in the Harsco Corporation Stock fund under the NQ RSIP. The investment options available under the NQ RSIP are substantially consistent with those available under the RSIP. Because there were no preferential earnings on deferred compensation during fiscal year 2015, none of the amounts reported in this column are reported as compensation for 2015 in the Summary Compensation Table.

(3)	Amounts reflect the value of the bookkeeping account maintained for each applicable NEO under the NQ RSIP, determined based on the value of the investment fund(s) to which such account is deemed to be allocated. The following amounts are included in the fiscal year-end balance and, for NEOs that were included in the fiscal 2014 proxy disclosure, were previously reported in the Summary Compensation Table as compensation: Mr. Grasberger, $16,035; Mr. Minan, $0; Ms. McKenzie, $0; Mr. Jacoby, $1,262; Mr. Gerson, $5,652; Mr. Lundgren, $4,023. Upon Ms. Dorch’s separation, the balance due to her was determined to be $21,788 and not the previously reported aggregate amount plus earnings.

(4)	In connection with their departure from the Company, Ms. Dorch and Mr. Lundgren terminated their accounts. Ms. Dorch received a full payout for the account balance in 2015 and Mr. Lundgren received $9,211.94 on February 1, 2016.

Nonqualified Deferred Compensation

Retirement Savings and Investment Plan

Under the RSIP, we make matching contributions to the account of each participating employee equal to 100% of the employee’s contributions up to the first 3% of compensation and 50% of the employee’s contributions up to the next 2% of compensation. In addition, the RSIP provides for a discretionary contribution, as decided by the Company each year, to the account of each eligible employee who remains an active employee as of December 31 of such plan year. Under the NQ RSIP, we provide the matching and discretionary contributions, if any, that would otherwise be made under the qualified portion of the RSIP for salaried employees’ contributions, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Company contributions to the NQ RSIP are made in the form of credits of non-qualified deferred compensation to bookkeeping accounts maintained as a record of the benefits to which employees are entitled.

Termination or Change in Control Arrangements

We have entered into agreements with and maintain plans that will require us to provide compensation to certain of our NEOs in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each NEO who remained an officer as of December 31, 2015, showing our payment obligations following the potential termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under various arrangements assuming that the termination event occurred on December 31, 2015.

Effective March 10, 2015, A. Verona Dorch no longer served as Chief Legal Officer, Chief Compliance Officer and Corporate Secretary. Effective July 16, 2015, Richard E. Lundgren, Jr. no longer served as Senior Vice President and Group President, Harsco Metals and Minerals. For a description of the terms of the separation agreements entered into with Ms. Dorch and Mr. Lundgren, see pages 54 and 55.

Termination as a Result of
	Change in Control(3)	For Cause or Voluntary(4)	Involuntary not for Cause(5)	Death or Disability(6)	Retirement(8)
Compensation:
Unpaid base salary through date of termination	✓	✓	✓	✓	✓
Unpaid non-equity incentive plan compensation	✓		✓	✓	✓
Unpaid long-term incentives:
Restricted Stock Units
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Stock Options
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(2)	✓
Stock Appreciation Rights
Vested	✓	✓	✓	✓	✓
Unvested and accelerated(1)	✓			✓	✓
Performance Shares	✓			✓	✓
Unpaid deferred compensation	✓	✓	✓	✓	✓
Multiple of base salary and target incentive award	✓
Benefits and perquisites:
Defined benefit pension plan	✓	✓	✓	✓	✓
401(k) savings plan	✓	✓	✓	✓	✓
Supplemental retirement benefit plan	✓	✓	✓	✓	✓
Life insurance proceeds				✓(7)
Accrued but unpaid vacation	✓	✓	✓	✓

(1)	Pursuant to the terms of each RSU and SAR award agreement, RSUs and SARs granted to our NEOs immediately vest and become non-forfeitable upon the executive’s death, disability or retirement on or after the specified retirement age (age 62). RSUs and SARs granted to our NEOs under the 2013 Plan immediately vest and become non-forfeitable upon the executive’s qualifying termination following a change in control (as defined in the 2013 Plan).

(2)	The stock options granted to certain of our NEOs in 2011 automatically accelerate and become vested upon a change in control.

(3)	In accordance with the terms of the change in control severance agreements entered into by and between us and certain of our NEOs (each, a “CIC Agreement”), Messrs. Grasberger, Minan, Jacoby and Gerson and Ms. McKenzie will each be entitled to the payments described below if such executive’s employment is terminated by us or by them under the circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the “Protection Period”):

•	Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

O	the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (the “Highest Base Salary”);

O	a pro-rata target annual incentive compensation payment for the year of termination; and

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the “Accrued Obligations”);

•	Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us;

•	Termination by the executive other than for “good reason” (as defined in the CIC Agreement), including by reason of retirement: the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive the aggregate of the following amounts:

O	the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated annual incentive compensation through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the year in which the date of termination occurs, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

O	any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us; and

O	a lump sum severance payment in an amount equal to a multiple of the executive’s Highest Base Salary and target annual incentive compensation in effect for the year in which the date of termination occurs. The multiple is three times base salary and target incentive compensation in the case of Mr. Grasberger, two times base salary and target incentive compensation in the case of Messrs. Minan, Jacoby and Gerson and Ms. McKenzie.

The payments described above and shown in the individual tables below may be subject to reduction to avoid the imposition of golden parachute excise taxes in certain cases. No downward adjustments have been estimated or reflected in the individual tables below. No NEO is entitled to a gross-up payment to offset any golden parachute excise taxes or related taxes that may be owed as a result of the NEO’s receipt of compensation from the Company.

The individual tables below set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2015 salaries and 2015 target annual incentive compensation, assuming the triggering event occurred on December 31, 2015 during a Protection Period.

In addition to the benefits provided under the CIC Agreements, following a qualifying change in control, each of our NEOs would be entitled to the following benefits under existing plans and arrangements:

•	Accelerated vesting of RSUs, stock options and SARs granted under the 1995 Plan, in accordance with the terms of each officer’s award agreements; and

•	Accelerated vesting of the service-based portion of LTIP awards for the 2012 – 2014 award cycle, under the terms of the 1995 Plan (the performance-based portion of LTIP awards is not subject to automatic acceleration).

(4)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated for cause or voluntarily on December 31, 2015 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO). In the case of a voluntary termination, both qualified pension plan and SERP benefits are payable.

(5)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer was terminated involuntarily without cause on December 31, 2015 and (b) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(6)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive’s death or disability occurred on December 31, 2015 and (b) that such death or disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

(7)	Life insurance proceeds are payable only in the event of the executive’s death (not disability).

(8)	The individual tables below set forth the present value of the lump sum payments for each executive officer assuming (a) the executive officer retired on December 31, 2015 and (b) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the NEO).

The following table describes the potential compensation upon termination or a change in control for F. Nicholas Grasberger, III, our President & CEO, assuming such events occurred at December 31, 2015:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control— Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$846,856	-0-	-0-	$846,856	$846,856	-0-
SARs (unvested and accelerated)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PSUs(5)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	$2,475,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$2,722,500	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$65,586	$65,586	$65,586	$65,586	$65,586	$65,586	$65,586
RSIP	$69,266	$69,266	$69,266	$69,266	$69,266	$69,266	$69,266
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$134,852	$6,179,208	$134,852	$134,852	$1,481,708	$981,708	$134,852

(1)	If Mr. Grasberger were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Grasberger due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2015, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table, has been earned as of December 31, 2015, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Performance in 2015 was below threshold for TSR goals established for the 2014-2016 and 2015-2017 performance programs.

The following table describes the potential compensation upon termination or a change in control for Peter F. Minan, our CFO, assuming such events had occurred at December 31, 2015:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives:
RSUs (unvested and accelerated)	-0-	$147,577	-0-	-0-	$147,577	$147,577	-0-
SARs (unvested and accelerated)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PSUs(4)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	$980,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$735,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$8,862	$8,862	$8,862	$8,862	$8,862	$8,862	$8,862
RSIP	$26,794	$26,794	$26,794	$26,794	$26,794	$26,794	$26,794
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$35,656	$1,898,233	$35,656	$35,656	$683,233	$183,233	$35,656

(1)	If Mr. Minan were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Minan due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2015, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table, has been earned as of December 31, 2015, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Performance in 2015 was below threshold for TSR goals established for the 2014-2016 and 2015-2017 performance programs.

The following table describes the potential compensation upon termination or a change in control for Tracey L. McKenzie, our Senior Vice President and Chief Human Resources Officer, assuming such events occurred at December 31, 2015:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$96,451	-0-	-0-	$96,451	$96,451	-0-
SARs (unvested and accelerated)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PSUs(5)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	$720,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$468,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$5,497	$5,497	$5,497	$5,497	$5,497	$5,497	$5,497
RSIP	$27,950	$27,950	$27,950	$27,950	$27,950	$27,950	$27,950
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$33,447	$1,317,898	$33,447	$33,447	$629,898	$129,898	$33,447

(1)	If Ms. McKenzie were terminated during the Protection Period for cause, she would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Ms. McKenzie due to her death or disability during the Protection Period would match the amounts payable to her for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2015, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table, has been earned as of December 31, 2015, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Performance in 2015 was below threshold for TSR goals established for the 2014-2016 and 2015-2017 performance programs.

The following table describes the potential compensation upon termination or a change in control for Scott H. Gerson, our Senior Vice President and Group President Harsco Industrials, assuming such events occurred at December 31, 2015:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$106,947	-0-	-0-	$106,947	$106,947	-0-
SARs (unvested and accelerated)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PSUs(5)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	$660,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$495,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$27,663	$27,663	$27,663	$27,663	$27,663	$27,663	$27,663
RSIP	$142,296	$142,296	$142,296	$142,296	$142,296	$142,296	$142,296
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$169,959	$1,431,906	$169,959	$169,959	$779,906	$279,906	$169,959

(1)	If Mr. Gerson were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Gerson due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2015, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table, has been earned as of December 31, 2015, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Performance in 2015 was below threshold for TSR goals established for the 2014-2016 and 2015-2017 performance programs.

The following table describes the potential compensation upon termination or a change in control for Scott W. Jacoby, our Senior Vice President & Group President, Harsco Rail, assuming such events occurred at December 31, 2015:

Executive Benefits and Payments Upon Termination	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)(2)	Disability ($)(2)	Retirement ($)
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(4):
RSUs (unvested and accelerated)	-0-	$106,947	-0-	-0-	$106,947	$106,947	-0-
SARs (unvested and accelerated)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
PSUs(5)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	$660,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	$495,000	-0-	-0-	-0-	-0-	-0-
Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	$73,952	$73,952	$73,952	$73,952	$73,952	$73,952	$73,952
RSIP	$490,260	$490,260	$490,260	$490,260	$490,260	$490,260	$490,260
Benefits and Perquisites
Pension	$137,103	$137,103	$137,103	$137,103	$69,376	$159,588	$137,103
Life Insurance Proceeds	-0-	-0-	-0-	-0-	$500,000	-0-	-0-
Total:	$701,315	$1,963,262	$701,315	$701,315	$1,240,535	$830,747	$701,315

(1)	If Mr. Jacoby were terminated during the Protection Period for cause, he would receive the payment shown for termination as a result of cause in a non-change in control scenario.

(2)	The amounts payable to Mr. Jacoby due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period.

(3)	Assumes all non-equity incentive plan compensation earned for 2015, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table, has been earned as of December 31, 2015, and thus is not additional compensation resulting from the termination scenarios described in this table.

(4)	Vesting of awards granted under the 2013 Plan only accelerates in the event of a qualifying termination following a change in control.

(5)	Performance in 2015 was below threshold for TSR goals established for the 2014-2016 and 2015-2017 performance programs.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, and as required under Section 14A of the Exchange Act, our Board has adopted a policy of providing an annual stockholder vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement.

Response to Previous Say-on-Pay Votes

Our 2015 annual meeting was our fifth year holding annual advisory votes on executive compensation, or “say-on-pay,” in accordance with the Dodd-Frank Act. Stockholders voted strongly in support of Harsco’s executive compensation programs in 2015 with approximately 92% of votes cast in support of the program. We believe the continued support demonstrates that we are committed to attaining the highest levels of stockholder support for our executive compensation programs and that we respect input from our stockholders and take their concerns seriously. As a consequence, during 2015 we:

•	Analyzed guidance from proxy advisory firms, whose advice and analysis certain of our institutional stockholders factor into their decision making process; and

•	Consulted with the MD&C Committee’s independent compensation consultant regarding evolving market practices.

As described in detail under “Compensation Discussion & Analysis,” our executive compensation program is designed to attract, retain and motivate superior executive talent, including our NEOs, who are critical to our success. Under this program, we seek to align pay and performance by making a significant portion of our NEOs’ total compensation dependent on:

•	Achievement of specific annual and long-term strategic and financial goals; and

•	Realization of increased stockholder value.

We have many compensation practices that help ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Meetings and Committees of the Board” and “Compensation Discussion & Analysis” and include:

•	We have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our stockholders’ interests;

•	Our long-term incentive program is 100% stock-based;

•	Approximately 80% of our President & CEO’s 2015 target total compensation was variable compensation (60% of our President & CEO’s target total compensation is based on long-term performance);

•	On average, 65% of our other NEOs’ target total compensation was variable compensation;

•	We do not pay the tax liability (in other words, no “gross-ups”) associated with executive perquisites other than relocation expenses;

•	We employ our executive officers “at will” without individual severance agreements or employment contracts; and

•	We have implemented significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and an executive incentive compensation recoupment (clawback) policy.

Please read “Compensation Discussion & Analysis” beginning on page 32 and the accompanying executive compensation tables beginning on page 59 for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our NEOs.

We are asking our stockholders to support our NEO compensation as described in this Proxy Statement. This proposal gives you, as a stockholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our NEOs described in this Proxy Statement. Our MD&C Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Harsco Corporation’s stockholders approve, on an advisory basis, the compensation paid to Harsco Corporation’s Named Executive Officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion & Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our NEO compensation as disclosed in this Proxy Statement will be approved if it receives more votes “FOR” than votes “AGAINST.” Abstentions will be treated as votes “AGAINST” with respect to this proposal and broker “non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on NEO compensation is advisory, and therefore will not be binding on the Company, our MD&C Committee or our Board. However, our Board and MD&C Committee value our stockholders’ opinions. If a significant percentage of our stockholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Human Resources Department and MD&C Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2017 Annual Meeting of Stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory basis, of our Named Executive Officer compensation as disclosed in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2015)

Plan category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,943,980(1)	$20.16	5,097,341(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,943,980(1)	$20.16	5,097,341(2)

(1)	Includes outstanding options to purchase 90,000 shares of common stock, 1,100,410 SARs outstanding, 438.358 RSUs outstanding and 315,212 PSUs outstanding, in each case as of December 31, 2015. The options and SARs have a weighted average remaining term of 8.0 years. Based on our December 31, 2015 closing stock price of $7.88 per share, no SARs outstanding are in-the-money and no shares would be issuable for our outstanding SARs as of December 31, 2015. Additionally, based on our calculated total stockholder return, no shares would be issuable for our outstanding PSUs as of December 31, 2015.

(2)	Plans include the 1995 Executive Incentive Compensation Plan, as amended, the Director Plan, as amended, and the 2013 Equity and Incentive Compensation Plan. As of December 31, 2015, 47,078 and 5,097,341 shares remained available for future issuance under the Director Plan and the 2013 Equity and Incentive Compensation Plan, respectively. All of the shares under the Director Plan are available for full-value awards granted under such plan, while 2,734,087 shares are available for full-value awards granted under the 2013 Equity and Incentive Compensation Plan. No additional shares are available for issuance under the 1995 Executive Incentive Compensation Plan.

PROPOSAL 4: APPROVAL OF THE 2016 NON-EMPLOYEE DIRECTORS’

LONG-TERM EQUITY COMPENSATION PLAN

The Company currently maintains the Harsco Corporation 1995 Non-Employee Directors’ Stock Plan, as amended and restated at January 27, 2004 (the “Current Plan”). The Board believes that the Current Plan has been effective in attracting and retaining highly-qualified non-employee directors, and that the awards granted under the Current Plan have provided an incentive that aligns the economic interests of directors with those of our stockholders, however, the Current Plan only has 47,078 shares of common stock remaining available for new awards, which will not be sufficient to meet the 2016 annual award grants to non-employee directors. The Nominating and Corporate Governance Committee (the “Committee”), with the assistance of the Committee’s independent compensation consultant, has reviewed the Current Plan to determine whether it remains a flexible and effective source of compensation in terms of the number of shares of stock available for awards and in terms of its design, as well as whether it generally conforms with best practices in today’s business environment.

Based on its review, upon the recommendation of the Committee, the Board recommends that the Company adopt a new plan that replaces the Current Plan to:

•	increase the number of shares of the Company’s stock available for new awards to 400,000 shares;

•	add the flexibility by expanding the ability to issue equity awards in the form of stock appreciation rights; and

•	update and streamline certain deferral and administrative practices.

Accordingly, the Board approved, and recommends that the Company’s stockholders approve, the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan (the “New Plan”). Upon approval of the New Plan by the Company’s stockholders, the New Plan will replace the Current Plan and no new awards will be made under the terms of the Current Plan. However, any outstanding awards previously granted under the Current Plan will continue in effect after approval of the New Plan and will not be deemed amended or modified by the adoption and approval of the New Plan. If the New Plan is not approved by the Company’s stockholders, the Current Plan will remain in effect according to its terms and the Company may continue to grant awards under that plan.

Currently there are 600,000 shares authorized under the Current Plan; however only a total of 47,078 shares remain available for issuance under the Current Plan. Based on the number of shares required to grant annual equity awards to our existing population of eligible non-employee directors based on historical grants, we project that this share pool will be exhausted in less than one year and will not be sufficient to meet a grant to the non-employee directors at traditional levels in 2016. The Company believes that the additional shares would create a share pool that will be sufficient for annual grants to eligible non-employee directors for approximately 2.4 years. Based on ISS’s methodology, we have calculated that our three-year average equity expenditures (sometimes called “burn rate”), is 1.65%, which is significantly lower than ISS’s applicable policy guidelines maximum burn rate of 3.15% for the Company’s industry group. Given our burn rate, we believe that our share usage is reasonable in relation to our industry peers. Without the ability to provide equity compensation to our non-employee directors, the alignment between our stockholders and total compensation levels for our non-employee directors will be diminished.

In addition, we periodically review the dilutive effect of our stock plans on stockholders (sometimes called “overhang”). As of March 1, 2016, assuming approval of the New Plan, the 352,922 additional shares proposed to be reserved for grants under the New Plan represent an overhang of 0.40%, and the overhang for the total shares reserved under the New Plan subject to outstanding awards or available for new grants would be 8.50%.

For purposes of calculating the overhang in the previous paragraph, we are using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, SARs, PSUs, unvested restricted stock and restricted stock units, plus shares available for future grants under the Current Plan, and Amount B equals the sum of total shares of our common stock outstanding plus Amount A. As of March 1, 2016, (i) the number of outstanding stock options, SARs, PSUs, unvested restricted stock and restricted stock units equals 1,943,980; (ii) the number of shares available for future grants under the New Plan assuming approval of the New Plan equals 5,497,341; and (iii) the number of shares of our common stock outstanding equals 80,094,365.

The material features of the New Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the New Plan, the full text of which is set forth as Appendix A to this Proxy Statement.

Administration

The New Plan will be administered by the Board, provided, however, that a committee of the Board may perform the functions of the Board under the New Plan to the extent authorized under such committee’s charter. In the event that a committee performs the functions of the Board, all references to the Board in this summary shall be deemed to include such committee. Subject to the express provisions of the New Plan, the Board has the authority, in its discretion, to interpret the New Plan, establish rules and regulations for its operation, select eligible individuals to receive awards and determine the form and amount and other terms and conditions of such awards.

Summary of Award Terms and Conditions

Awards under the New Plan may include nonqualified stock options, stock appreciation rights, restricted shares of common stock and restricted stock units.

Stock Options

The Board may grant to a participant options to purchase Company common stock that do not qualify as incentive stock options (“nonqualified stock options”). The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Board.

The exercise price for stock options will be determined by the Board in its discretion, but may not be less than 100% of the fair market value of one share of the Company’s common stock on the date when the stock option is granted.

Stock options must be exercised within a period fixed by the Board that may not exceed ten years from the date of grant. Unless otherwise determined by the Board, each stock option will become fully exercisable one year after the date of grant; provided, however, that a stock option previously granted to a participant will be fully exercisable after the participant ceases to serve as a director of the Company due to death or disability or retirement under the Company’s then-applicable mandatory retirement policy.

Payment for shares of common stock on the exercise of stock options may be made in cash, shares of the Company’s common stock held by the participant or, at the Board’s discretion, in any other form of consideration acceptable to the Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights

A participant may receive an award of stock appreciation rights, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the grant price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised.

The grant price for a stock appreciation right will be 100% of the fair market value of one share of the Company’s common stock on the date when the stock appreciation right is granted. Stock appreciation rights must be exercised within a period fixed by the Board that may not exceed ten years from the date of grant. Upon exercise of a stock appreciation right, payment may be made in cash, shares of Company stock or a combination of cash and stock.

Restricted Shares and Restricted Units

The Board may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). All awards of restricted shares that vest based on the passage of time shall vest no more rapidly than one year from the date of grant (“time-based restricted stock”), and all awards of restricted stock that vest based on the achievement of specific measures designed to satisfy performance measures shall vest no more rapidly than three years from the date of grant (“performance-based restricted stock”); provided, however, that up to 5% of the time-based restricted stock, performance-based restricted stock, or both, may be subject to a more accelerated vesting schedule.

The Board also may award to a participant units representing the right to receive the value of a share of common stock (“restricted units”). Settlement of vested restricted units may be made in the form of cash, shares of Company stock or a combination of cash and stock. Unless otherwise determined by the Board, if not previously forfeited, restricted units shall vest at the close of business on the earlier of the first anniversary of the date of grant of such award or the annual meeting of stockholders in the year following the year of grant.

The terms and conditions of restricted share and restricted unit awards are determined by the Committee.

Eligibility and Limitation on Awards

Eligibility to participate in the New Plan is limited to non-employee directors of the Company. While the selection of participants is within the discretion of the Board, it is currently expected that all non-employee directors will participate in the Plan. It is presently contemplated that, if the New Plan is approved by stockholders, seven non-employee directors will be eligible to receive awards under the New Plan. The maximum awards that can be granted under the New Plan to a single participant in any calendar year is awards totaling $400,000.

Shares Subject to the New Plan

The number of shares of the Company’s common stock reserved for issuance, subject to stockholder approval, with respect to awards under the New Plan is 400,000.

Shares of common stock underlying awards granted under the New Plan or the Current Plan that expire or are forfeited or terminated for any reason (with the exception of the termination of a tandem stock appreciation right upon exercise of the related stock option, or the termination of a related stock option upon exercise of the corresponding tandem stock appreciation right), as well as any shares underlying a stock appreciation right that is settled in cash rather than stock, will be available for future grants under the New Plan. In addition:

•	If shares are tendered or otherwise used in payment of the option price of a stock option, the total number of shares covered by the option being exercised will reduce the number of shares available under the New Plan;

•	Shares withheld by the Company to satisfy the tax withholding obligation will reduce the number of shares available under the New Plan; and

•	The number of shares covered by a stock appreciation right, to the extent that it is exercised and settled in stock, and whether or not all shares covered by the stock appreciation right are actually issued to the participant, will be considered issued.

If a participant has elected to give up the right to receive compensation in exchange for shares based on fair market value, such shares will not count as shares issued under the New Plan.

Anti-Dilution Protections

In the event of any change in corporate capitalization such as a stock split or stock dividend, or a corporate transaction such as any reorganization, merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, such adjustment shall be made in the number and class of shares which are reserved and may be delivered under the New Plan, in the number and class of and/or price of Shares subject to outstanding awards, and in any award limits as may be determined to be appropriate and equitable by the Board.

Amendment and Termination

Subject to the terms of the New Plan, the Board may alter, amend, suspend or terminate the New Plan in whole or in part; provided, however, no amendment shall, without stockholder approval, (i) materially increase the benefits accruing to participants under the New Plan; (ii) materially increase the number of securities which may be issued under the New Plan; or (iii) materially modify the requirements for participation in the New Plan.

No Repricing

Except in connection with a corporate transaction involving the Company, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights, or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

Federal Income Tax Consequences

The federal income tax consequences of the issuance and exercise of awards under the New Plan are as described below. The following information is only a summary of the tax consequences of the awards, and participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership or exercise of the awards, and the ownership and disposition of any underlying securities.

Stock Options. A participant who is granted a nonqualified stock option under the New Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares, subject to certain limits on the deductibility of compensation under the Code. The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted stock appreciation rights will normally not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (i) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of our stock from the date of grant of the award to the date of exercise), and (ii) the Company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Stock. A participant will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Section 83(b) of the Code to include in income the fair market value of the restricted shares as of the date of such transfer. The Company will be entitled to a corresponding deduction, subject to certain limits on the deductibility of compensation under the Code. Any disposition of shares after the restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Restricted Share Units. A participant will normally not recognize taxable income upon an award of restricted share units, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the settlement of the award, the participant will recognize ordinary taxable income in an amount equal to any cash received and the fair market value of any common stock received and the Company will be entitled to a deduction in the same amount, subject to certain limits on deductibility of compensation under the Code. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period.

Effective Date

The New Plan will be effective as of February 19, 2016, if approved by the stockholders of the Company. If not approved by the stockholders, no awards will be made under the New Plan and the Current Plan will continue in effect, subject to its existing terms and conditions.

Vote Required

Approval of the New Plan will require the affirmative vote of a majority of the shares present and entitled to vote at the meeting, provided that the total vote cast on the proposal represents over 50% in interest of all of our securities entitled to vote on the proposal and assuming the presence of a quorum. If the stockholders do not approve the New Plan, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 2016 NON-EMPLOYEE DIRECTORS’ LONG-TERM EQUITY COMPENSATION PLAN.

TRANSACTIONS WITH RELATED PERSONS

For the fiscal year ended December 31, 2015, there were no transactions with the Company in which any related person had a direct or indirect material interest that would need to be disclosed pursuant to Item  404 of Regulation S-K, nor were any such transactions planned.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating Committee is generally responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. Copies of the Nominating Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/about-us. Approval of related person transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related person transaction by a majority of disinterested Directors).

To identify related person transactions, each year, we submit and require our Directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director (or their family members) has an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which could present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a one percent ownership interest. In addition, Directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct, which applies to each of our Directors, officers and employees, sets forth our expectations regarding potential and actual conflicts of interest. The section of the Code of Conduct entitled “Serving our Markets with Integrity” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are made based on executives’ qualifications and readiness for the position. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our MD&C Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the President & CEO in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Earl, Graham, Growcock, and Widman served as members of our MD&C Committee during 2015. None of them served as one of our officers or employees or as an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other Director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

None of the members of our MD&C Committee has a relationship with us that is required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and more than 10% stockholders to file with the SEC and the NYSE Euronext reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed.

OTHER MATTERS

Householding of Proxy Materials

We and some brokers “household” the Summary Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Summary Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

Stockholder Proposals and Nominations for Presentation at 2017 Annual Meeting of Stockholders

The 2017 Annual Meeting of Stockholders is expected to be held on April 25, 2017. If one of our stockholders wishes to submit a proposal for consideration at the 2017 Annual Meeting of Stockholders, such proposal must be received at our executive offices no later than November 11, 2016 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2017 Annual Meeting of Stockholders. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2017 Annual Meeting of Stockholders in accordance with our by-laws if written notice is given to the Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that we give less than 100 days’ notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within 10 days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2017 Annual Meeting of Stockholders, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 11, 2017. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal.

APPENDIX A

2016 NON-EMPLOYEE DIRECTORS’

LONG-TERM EQUITY COMPENSATION PLAN

A-i

A-ii

2016 NON-EMPLOYEE DIRECTORS’

LONG-TERM EQUITY COMPENSATION PLAN

I.	ESTABLISHMENT, OBJECTIVES AND DURATION

A. ESTABLISHMENT OF THE PLAN. Harsco Corporation (hereinafter referred to as the “Company”), hereby adopts an incentive compensation plan known as the “2016 Non-Employee Directors’ Long-Term Equity Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.

Subject to approval by the Company’s stockholders, the Plan shall become effective as of February 19, 2016 (the “Effective Date”). The Plan shall remain in effect as provided in Section I.C hereof.

B. OBJECTIVES OF THE PLAN. The objectives of the Plan are to advance the interests of the Company and its stockholders by providing a means to attract and retain highly qualified persons to serve as non-employee directors and to promote ownership by non-employee directors of a greater proprietary interest in the Company, thereby aligning such directors’ interests more closely with the interests of stockholders of the Company.

It is also intended that the Committee be able to choose from among Awards of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units (“RSUs”) which will (a) permit Non-Employee Directors to increase their ownership and proprietary interest in the Company and enhance their identification with the interests of the Company’s stockholders, (b) provide a means of compensating Non-Employee Directors that will help attract qualified candidates to serve as Non-Employee Directors, and (c) induce incumbent Non-Employee Directors to continue to serve if the Board desires that they remain on the Board.

C. DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section I.A hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XIII hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

II.	DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

A. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

B. “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

C. “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

D. “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

E. “Board” or “Board of Directors” means the Board of Directors of the Company.

F. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

G. “Committee” means any committee appointed by the Board to administer the Plan, as specified in Article III herein. In the absence of such appointment, Committee shall mean the Board.

H. “Company” means Harsco Corporation, including any and all Subsidiaries, and any successor thereto as provided in Article XVI herein.

I. “Director” means any individual who is a member of the Board of Directors of the Company or any Subsidiary; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

J. “Disability” with respect to any Award, a Participant shall be considered Disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

K. “Effective Date” shall have the meaning ascribed to such term in Section I.A hereof.

L. “Employee” means any full-time, active employee of the Company or its Subsidiaries. Directors who are not employed by the Company shall not be considered Employees under this Plan.

M. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

N. “Fair Market Value” shall be determined on the basis of the closing sale price at which Shares have been sold regular way on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which there was such a sale.

O. “Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article VII herein.

P. “Insider” shall mean an individual who is, on the relevant date, an officer, director or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

Q. “Non-Employee Director” shall mean a Director who is not also an Employee.

R. “Non-Qualified Stock Option” means an option to purchase Shares granted under Article VI herein and which is not intended to meet the requirements of Code Section 422.

S. “Option” means a Nonqualified Stock Option, as described in Article VI herein.

T. “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

U. “Participant” means a Non-Employee Director who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

V. “Period of Restriction” means the period, if any, during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited in some way (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, at its discretion, as specified in the Award Agreement), and the Shares are subject to a substantial risk of forfeiture, as provided herein.

W. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

X. “Restricted Stock” means an Award granted to a Participant pursuant to Article VIII herein.

Y. “Restricted Stock Unit” or “RSU” means an award granted to a Participant pursuant to Article IX herein.

Z. “Separation from Service” means a termination of employment or other separation from service as described in Code Section 409A and the regulations thereunder.

AA. “Shares” means the shares of common stock of the Company.

BB. “Stock Appreciation Right” or “SAR” means an Award, granted alone or, in connection with a related Option, designated as an SAR, pursuant to the terms of Article VII herein.

CC. “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company has a majority voting interest (including all divisions, affiliates and related entities).

DD. “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article VII herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

III.	ADMINISTRATION

A. THE COMMITTEE. The Plan will be administered by the Board of Directors of the Company, provided, however, that a committee of the Board may perform the functions of the Board hereunder, to the extent authorized under such committee’s charter; in such case, references herein to the Board shall be deemed to include such committee.

B. AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Non-Employee Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish or amend rules and regulations for the Plan’s administration; and (subject to the provisions of Article XIII herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee is empowered hereby to make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein. Day-to-day administration of the Plan is delegated by the Committee to the applicable officers and employees of the Company.

C. DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants and their estates and beneficiaries.

IV.	SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

A. NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to Sections IV.B and IV.C herein, the maximum number of Shares with respect to which Awards may be granted to Participants under the Plan shall be four hundred thousand (400,000) shares. Shares issued under the Plan may be either authorized but unissued Shares, treasury Shares or any combination thereof.

B. ADJUSTMENTS FOR AWARDS AND PAYOUTS. Unless determined otherwise by the Committee, Awards and payouts will reduce, on a one-for-one basis, the number of Shares available for issuance under the Plan.

Unless determined otherwise by the Committee, unless a Participant has received a benefit of ownership such as dividend or voting rights with respect to the Award, the following transactions will restore, on a one-for-one basis, the number of Shares available for issuance under the Plan:

1.	A payout of a SAR or a Tandem SAR in cash; and

2.	A cancellation, termination, expiration, forfeiture or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Options, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award payable in Shares;

C. ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization such as a stock split or stock dividend, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which are reserved and may be delivered under Section IV.A, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in any Award limits set forth herein, inclusive as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number. Shares covered by an award granted under this Plan will not be counted as used unless and until the Shares are actually issued and delivered to a Participant and, therefore, the total number of shares available under this Plan as of a given date will not be reduced by any Shares relating to prior awards that have expired or have been forfeited or cancelled. Upon payment in cash of the benefit provided by any award granted under the Plan, any Shares that was covered by that award will again be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Shares are tendered or otherwise used in payment of the Option Price of an Option, the total number of Shares covered by the Option being exercised will reduce the aggregate plan limit described above; (B) Shares withheld by the Company to satisfy the tax withholding obligation will reduce the aggregate plan limit described above; and (C) the number of Shares covered by an SAR, to the extent that it is exercised and settled in Shares, and whether or not all Shares covered by the SAR are actually issued to the Participant upon exercise of the SAR, will be considered issued or transferred pursuant to this Plan. In the event that the Company repurchases Shares with Option proceeds, such Shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate plan limit described above.

V.	ELIGIBILITY AND PARTICIPATION

A. ELIGIBILITY. Eligibility to participate in this Plan is limited to Non-Employee Directors of the Company. No Employees of the Company, including Employees who are members of the Board, shall be eligible to participate in the Plan. Except as otherwise specifically provided in this Plan, the Committee shall determine the terms and conditions of any such Awards to Non-Employee Directors, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law. Notwithstanding anything to the contrary herein, in no event shall any one Non-Employee Director receive Awards under this Plan totaling in excess of $400,000 in any one calendar year.

VI.	STOCK OPTIONS

A. GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

B. AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine.

C. OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

D. DURATION OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary following the date of its grant.

E. EXERCISE OF OPTIONS. Options granted under this Article VI shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Unless otherwise determined by the Board, each Option will become fully exercisable one year after the date of grant of the Option; provided, however, that an Option previously granted to a Participant will be fully exercisable after the Participant ceases to serve as a director of the Company due to death or Disability or retirement under the Company’s then-applicable mandatory retirement policy.

F. PAYMENT. Options granted under this Article VI shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six months prior to their tender to satisfy the Option Price); or (c) by a combination of (a) and (b).

The Committee may also (a) allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, (b) cashless exercise by the Participant by the Company’s withholding of Shares issuable upon exercise of an Option, or (c) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

G. RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article VI as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

H. TERMINATION OF MEMBERSHIP ON BOARD. Unless otherwise provided in the Award Agreement, if a Participant ceases to serve as a Director for any reason other than due to death, Disability or mandatory retirement prior to the time the Option has become exercisable, the Option shall be forfeited.

I. NONTRANSFERABILITY OF OPTIONS. No Option granted under this Article VI may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all Options granted to a Participant under this Article VI shall be exercisable during his or her lifetime only by such Participant or the Participant’s legal representative.

VII.	STOCK APPRECIATION RIGHTS

A. GRANT OF SARS. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article IV herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

B. EXERCISE OF TANDEM SARS. Unless otherwise determined by the Board, each Tandem SAR will become fully exercisable one year after the date of grant of the Tandem SAR; provided, however, that a Tandem SAR previously granted to a Participant will be fully exercisable after the Participant ceases to serve as a director of the Company due to death or Disability or retirement under the Company’s then-applicable mandatory retirement policy. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

C. EXERCISE OF FREESTANDING SARS. Unless otherwise determined by the Board, each Freestanding SAR will become fully exercisable one year after the date of grant of the Freestanding SAR; provided, however, that a Freestanding SAR previously granted to a Participant will be fully exercisable after the Participant ceases to serve as a director of the Company due to death or Disability or retirement under the Company’s then-applicable mandatory retirement policy. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

D. SAR AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee may determine.

E. TERM OF SARS. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

F. PAYMENT OF SAR AMOUNT. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

1.	the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

2.	the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

G. TERMINATION OF MEMBERSHIP ON BOARD. Unless otherwise provided in the Award Agreement, if a Participant ceases to serve as a Director for any reason other than due to death, Disability or mandatory retirement prior to the earlier of the time the SAR has become exercisable or the Annual Meeting of Stockholders in the year following the year of grant, the SAR shall be forfeited on a pro rata basis based on the portion of the period served since the date of grant.

H. NONTRANSFERABILITY OF SARS. No SAR granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or the Participant’s legal representative.

VIII.	RESTRICTED STOCK

A. GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants, for consideration or for no consideration, and subject to restrictions or no restrictions, and in such amounts, as the Committee shall determine.

B. RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, if any, the number of Shares of Restricted Stock granted and such other provisions as the Committee shall determine.

C. NONTRANSFERABILITY. Except as provided in this Article VIII and subject to federal securities laws, the Shares of Restricted Stock granted under the Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and as set forth in the Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or the Participant’s legal representative for the Period of Restriction.

D. OTHER RESTRICTIONS. Subject to the terms hereof, the Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific Company-wide performance goals, time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable federal or state securities laws.

The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article VIII and subject to Federal securities laws, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

E. VOTING RIGHTS. Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

F. DIVIDENDS AND OTHER DISTRIBUTIONS. The Board may determine whether to pay cash dividends on Restricted Stock in the form of unrestricted cash, cash deferred as to delivery until the lapse of the risk of forfeiture on the Restricted Stock, or additional Restricted Stock the amount of which shall be determined by deeming cash dividends to be automatically reinvested in additional shares of Restricted Stock. Such additional shares of Restricted Stock, and deferred cash if so determined by the Board, shall be subject to the same terms, including risk of forfeiture, as the Restricted Stock on which the dividends were paid. The Secretary may, in his discretion, delay any deemed reinvestment of cash dividends in additional shares of Restricted Stock in order that such transactions take place at the same time as other transactions reportable under Section 16 of the Exchange Act, to promote administrative efficiency in filing Form 4s with the Securities and Exchange Commission. Notwithstanding anything to the contrary herein, (i) dividends accrued on Restricted Stock will only be paid if the Restricted Stock vests; and (ii) for any Award that is governed by Code Section 409A regarding non-qualified deferred compensation, the Committee shall establish the schedule of any payments of dividends in accordance with the requirements of Code Section 409A or any guidance promulgated thereunder.

G. VESTING OF RESTRICTED STOCK AWARDS. Unless otherwise provided in the Plan or under an Award Agreement: (1) all Awards of Restricted Stock that vest based on the passage of time which are granted to a Participant shall vest no more rapidly than one (1) year from the date of grant (the “Time-Based Restricted Stock”); and (2) all Awards of Restricted Stock that vest based on the achievement of specific measures designed to satisfy the performance measures which are granted to a Participant shall vest no more rapidly than three (3) years from the date of grant (the “Performance-Based Restricted Stock”); provided, however: (1) up to five percent (5%) of the Time-Based Restricted Stock Awards, Performance-Based Restricted Stock Awards, or both, may by designation of the Committee (as reflected in the Award Agreement), be subject to a more accelerated time-based vesting schedule or performance-based vesting schedule, as the case may be. Notwithstanding the foregoing, if such an award was not previously vested or forfeited, it shall vest and become non-forfeitable on an accelerated basis upon the termination of the Participant’s service as a director due to death, Disability or retirement under the Company’s then-applicable mandatory retirement policy.

H. TERMINATION OF MEMBERSHIP ON BOARD. Unless otherwise provided in the Award Agreement, if a Participant ceases to serve as a Director for any reason other than due to death or Disability prior to the earlier of the time the Restricted Stock has become nonforfeitable or the Annual Meeting of Stockholders in the year following the year of grant, the Restricted Stock shall become nonforfeitable on a pro rata basis based on the portion of the applicable period served since the date of grant.

IX.	RESTRICTED STOCK UNITS

A. GRANT OF RESTRICTED STOCK UNITS. Subject to the terms of the Plan, RSUs may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

B. RESTRICTED STOCK UNIT AGREEMENT. Each RSU grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of RSUs granted, and such other provisions as the Committee may determine.

C. VALUE OF RESTRICTED STOCK UNIT. Each RSU shall have a value that is equal to the Fair Market Value of a Share on the date of grant.

D. FORM AND TIMING OF PAYMENT OF RESTRICTED STOCK UNITS. Settlement of vested RSUs may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee at the time of the grant of the RSUs, in its sole discretion. Vested RSUs shall be settled in a lump sum as soon as administratively practicable after the vesting date, but in no event later than two and one-half (2  1⁄2) months following the vesting date. The amount of such settlement shall be equal to the Fair Market Value of the RSUs on the vesting date.

E. DIVIDEND EQUIVALENTS. Each RSU shall be credited with an amount equal to the dividends paid on a Share between the date of grant and the date such RSU is paid to the Participant (if at all). Unless otherwise determined by the Board, additional Restricted Stock Units credited as a result of dividend equivalents shall be subject to the same terms, including risk of forfeiture and time of settlement, as the Restricted Stock Units with respect to which the dividend equivalents were credited. The Board may determine whether to pay such dividend equivalents in the form of unrestricted cash, cash deferred as to delivery until the settlement of the Restricted Stock Units to which the dividend equivalents related, or additional Restricted Stock Units the amount of which shall be determined by dividing the amount of dividend equivalents by the Fair Market Value of a share of Stock at the dividend payment date or another date specified by the Company. Such additional Restricted Stock Units, and deferred cash if so determined by the Board, shall be subject to the same terms, including risk of forfeiture in the case of Restricted Stock Units and date of settlement in all cases, as the Restricted Stock Units to which the dividend equivalents related. The Secretary may, in his discretion, delay the timing of any conversion of dividend equivalents into additional Restricted Stock Units in order that such transactions take place at the same time as other transactions reportable under Section 16 of the Exchange Act, to promote administrative efficiency in filing Form 4s with the Securities and Exchange Commission. Payment of the dividend equivalent shall be made at the same time as payment of the RSU and shall be made without interest or other adjustment. If the RSU is forfeited, the Participant shall have no right to dividend equivalents.

F. VOTING RIGHTS. The holders of RSUs shall have no voting rights.

G. NONTRANSFERABILITY. RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by laws of descent and distribution.

H. VESTING OF RESTRICTED STOCK UNITS. The Board may establish terms regarding the times at which Restricted Stock Units shall become vested and non- forfeitable. Unless otherwise determined by the Board, if not previously forfeited, an award shall become vested and non-forfeitable as to 100% of the Restricted Stock Units at the close of business on the earlier of the first anniversary of the date of grant of such award or the Annual Meeting of Stockholders in the year following the year of grant; provided, however, that if such award was not previously vested or forfeited, it shall vest and become non-forfeitable on an accelerated basis upon the termination of the Participant’s service as a director due to death, or upon the directors retirement under the Company’s then-applicable mandatory retirement policy.

I. TERMINATION OF MEMBERSHIP ON BOARD. Unless otherwise provided in the Award Agreement, if a Participant ceases to serve as a Director for any reason other than due to death, Disability or mandatory retirement prior to the earlier of the time the RSU has become nonforfeitable or the Annual Meeting of Stockholders in the year following the year of grant, the RSU shall become nonforfeitable on a pro rata basis, such vested portion to be determined by multiplying the number of RSUs that would become vested at the next vesting date following termination by a fraction the numerator of which is the number of days from the grant date or, if later, the latest vesting date preceding the date of termination and the denominator of which is the sum of the numerator plus the number of days until the next vesting date.

X.	BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designated beneficiary, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

XI.	DEFERRALS

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, provided, however, all deferrals shall be made in accordance with all applicable requirements of Code Section 409A or any guidance promulgated thereunder.

XII.	RIGHTS

A. NO RIGHT TO CONTINUE AS A DIRECTOR. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any right to continue to serve as a Director.

B. PARTICIPATION. No Participant shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

C. NO STOCKHOLDER RIGHTS CONFERRED. Nothing contained in the Plan or any agreement hereunder will confer upon any Participant any rights of a stockholder of the Company unless and until Shares are in fact issued or transferred to such Participant.

XIII.	AMENDMENT, MODIFICATION, TERMINATION AND ADJUSTMENTS

A. AMENDMENT, MODIFICATION, AND TERMINATION. Subject to the terms of the Plan, the Board, upon recommendation of the Committee, may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part for any purpose which the Committee deems appropriate and that is otherwise consistent with Code Section 409A; provided, however, no amendment shall, without shareholder approval, (i) materially increase the benefits accruing to Participants under the Plan; (ii) materially increase the number of securities which may be issued under the Plan; or (iii) materially modify the requirements for participation in the Plan.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

B. ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that unless the Committee determines otherwise, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan or Awards meeting the requirements of Code Section 409A, as from time to time amended.

C. AWARDS PREVIOUSLY GRANTED. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.

XIV.	TAX PROVISIONS

A. TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

B. SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted RSUs, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined at least equal to the minimum, but not more than the maximum, statutory tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

C. REQUIREMENT OF NOTIFICATION OF CODE SECTION 83(b) ELECTION. If any Participants shall make an election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provisions of the laws of a jurisdiction outside the United States, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service or other government authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

XV.	INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

XVI.	SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

XVII.	LEGAL CONSTRUCTION

A. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

B. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

C. REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

D. SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

E. CODE SECTION 409A COMPLIANCE. Notwithstanding any other provision of this Plan to the contrary, all Awards under this Plan that are subject to Code Section 409A shall be designed and administered in a manner that does not result in the imposition of tax or penalties under Code Section 409A. Accordingly, Awards under this Plan that are subject to Code Section 409A shall comply with the following requirements, as applicable.

1.	Distribution to Specified Employees Upon Separation from Service. To the extent that payment under an Award which is subject to Code Section 409A is due to a Specified Employee on account of the Specified Employee’s Separation from Service from the Company or its Affiliate or Subsidiary, such payment shall be delayed until the first day of the seventh (7th) month following such Separation from Service (or as soon as practicable thereafter). The Committee, in its discretion, may provide in the Award document for the payment of interest at a rate set by the Committee for such six-month period. In the event that a payment under an Award is exempt from Code Section 409A, payment shall be made to a Specified Employee without any such six-month delay.

2.	No Acceleration of Payment. To the extent that an Award is subject to Code Section 409A, payment under such Award shall not be accelerated from the date(s) specified in the Award documents as of the date of grant.

3.	Subsequent Delay in Payment. To the extent that an Award is subject to Code Section 409A, payment under such Award shall not be deferred beyond the dates specified in the Award document as of the date of grant, unless the Committee or Participant, as the case may be, makes the decision to delay payment at least one year prior to the scheduled payment date, and payment is delayed at least five (5) years.

F. GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - J.F. Earl	☐	☐	☐	02 - K.G. Eddy	☐	☐	☐	03 - D.C. Everitt	☐	☐	☐
	04 - S.E. Graham	☐	☐	☐	05 - F.N. Grasberger	☐	☐	☐	06 - T.D. Growcock	☐	☐	☐
	07 - E. La Roche	☐	☐	☐	08 - P.C. Widman	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2016.	☐	☐	☐	3.	Approval, on an advisory basis, of named executive officer compensation.	☐	☐	☐

4.	Approval of the 2016 non-employee directors’ long-term equity compensation plan.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		1 U P X	+

029MJE

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice of 2016 Annual Meeting of Stockholders and Proxy Statement, our Proxy Card and our 2015 Annual Report on Form 10-K are available at: http://www.envisionreports.com/hsc (for registered stockholders) or http://www.edocumentview.com/hsc (for all other stockholders).

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Harsco Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HARSCO CORPORATION

The undersigned hereby appoints D.C. Everitt, F.N. Grasberger and K.G. Eddy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held April 26, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND “FOR” ITEMS 2, 3 AND 4.

(Continued and to be marked, dated and signed on the other side)